Exhibit 2.1

CONSTELLATION SOFTWARE INC.

Annual Information Form

March 29, 2023

CONSTELLATION SOFTWARE INC.

ANNUAL INFORMATION FORM

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1

CORPORATE STRUCTURE	2

NAME AND INCORPORATION	2
INTERCORPORATE RELATIONSHIPS	3

GENERAL DEVELOPMENT OF THE BUSINESS	8

OVERVIEW	8
ACQUISITIONS	9
RIGHTS OFFERINGS	12

DESCRIPTION OF THE BUSINESS	13

OVERVIEW	13
BUSINESS STRATEGY	13
OPERATING GROUPS	15
PRODUCTS	21
SALES AND DISTRIBUTION STRATEGY	21
RESEARCH AND DEVELOPMENT	22
INTELLECTUAL PROPERTY	22
FOREIGN OPERATIONS	22
COMPETITION	22
EMPLOYEES	22
RISK FACTORS	23

DIVIDENDS	35

DESCRIPTION OF CAPITAL STRUCTURE	37

MARKET FOR SECURITIES	41

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	42

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY	43

BIOGRAPHIES	45
COMMITTEES OF THE BOARD	49

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	51

LEGAL PROCEEDINGS	51

TRANSFER AGENT AND REGISTRAR	51

INTERESTS OF EXPERTS	51

CONFLICTS OF INTEREST	51

ADDITIONAL INFORMATION	51

CONSTELLATION SOFTWARE INC.

ANNUAL INFORMATION FORM

All references in this Annual Information Form to ‘‘CSI’’, the ‘‘Company’’, ‘‘we’’, ‘‘us’’, ‘‘our’’ and ‘‘our company’’ refer to Constellation Software Inc. and its subsidiaries, unless the context requires otherwise. Unless otherwise indicated, all references to dollar amounts herein are to United States dollars.

All information contained herein is as at December 31, 2022 unless otherwise noted.

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Information Form may constitute “forward-looking” statements which involve risks (including those which may arise in the future), uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this Annual Information Form, such statements use such words as “may”, “will”, “expect”, “believe”, “plan”, “intend” and other similar terminology. These statements reflect current expectations regarding future events and operating performance and speak only as of the date of this Annual Information Form. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under “Risk Factors”. Although the forward-looking statements contained in this Annual Information Form are based upon what management of the Company believes are reasonable assumptions, the Company cannot assure investors that actual results will be consistent with these forward looking statements. These forward-looking statements are made as of the date of this Annual Information Form and, except as may be required by law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

CORPORATE STRUCTURE

Name and Incorporation

The Company was incorporated under the Business Corporations Act (Ontario) on August 23, 1995. On March 7, 2000, the Company amalgamated with e2 Inc. and on June 29, 2000, the Company filed articles of arrangement, authorizing the transfer of all of the shares of Friedman Acquisition Corp., Creative Computer Solutions Inc. and Memory Lane Systems Inc., each a then wholly-owned subsidiary of the Company, to Constellation Software USA Inc. In connection with the arrangement, the Company issued 85,672 common shares in exchange for 259,595 common shares of N. Harris Computer Corporation and 667,013 common shares in exchange for 250,691 common shares of Trapeze Software Inc. The Company amalgamated with Constellation Justice Systems Inc. on March 1, 2002.

Concurrently with the closing of its Initial Public Offering on May 18, 2006, the Company’s share capital was reorganized to remove the previously existing series 1 and series 2 common shares, and to redesignate the previously existing series 3 common shares as Common Shares (the “Common Shares”).

On October 2, 2013, the Company’s shareholders (i) adopted a special resolution authorizing and approving an amendment to the articles of the Company in order to remove the Class A Non-Voting Shares, and (ii) adopted a special resolution authorizing and approving an amendment to the articles of the Company in order to create a new class of preferred shares designated as Class A Preferred Shares (“Preferred Shares”), to be issuable at any time and from time to time at the discretion of the Board of Directors of the Company (the “Board” or the “Board of Directors”) in one or more series. Articles of amendment reflecting these changes to the Company’s authorized capital were filed on March 28, 2014.

The Company’s head and registered office is located at 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6, telephone: (416) 861-2279, Web-site: www.csisoftware.com. The contents of the Company’s web-site are not incorporated by reference into this Annual Information Form.

Intercorporate Relationships

The following list outlines, as at March 29, 2023, each of our material subsidiaries. Unless otherwise indicated, each material subsidiary is owned 100%, either directly or indirectly, by CSI.

Entity Name	Governing Jurisdiction
Head Office:
Constellation Netherlands Financing B.V.	Netherlands
Constellation Software Australia Pty Ltd	Australia
Constellation Canadian Holdings Inc.	Ontario
Constellation Software Cyprus Financing Ltd.	Cyprus
Constellation Hungary Financing Kft.	Hungary
Constellation Software UK Holdco Ltd.	England and Wales
CSI USA Inc.	Delaware
Constellation Software Japan Inc.*	Japan

Volaris Operating Group - Lumine Group Inc. and its subsidaries**

Advantage 360 Software, LLC	USA (California)
Aleyant Spain SL	Spain
Aleyant Systems, LLC	USA (Illinois)
A Metering AB	Sweden
COLLAB—SOLUÇÕES INFORMÁTICAS DE
COMUNICAÇyO E COLABORAÇyO, S.A.	Portugal
Flash Networks Ltd.	Israel
Flash Networks Inc	USA (Delaware)
Flash Networks BV	Netherlands
Flash Networks Singapore Private Limited	Singapore
Incognito Interactive Limited	Ireland
Canada (British
Incognito Software Systems Inc.	Columbia)
Incognito USA Inc.	USA (Delaware)
Kansys Inc.	USA (Kansas)
Kansys International Limited	England and Wales
Lifecycle Software Limited	England and Wales
Lumine Group Inc.	Ontario
Lumine Group (Holdings) Inc.	Canada (Ontario)
Lumine Group UK Holdco Ltd.	England and Wales
Lumine Group US Holdco Inc.	USA (Delaware)
Lumine HoldCo EU A/S	Denmark
Lumine Holdings Group (Israel) Ltd	Israel
MDS CEM Holdings Limited	England and Wales
MDS Global Ltd	England and Wales
MACH Clearing Solutions India Private Limited	India
Mobixell Networks (Israel) Ltd.	Israel
Mobixell Networks (Europe) Ltd	England and Wales
Morse Holding, Inc.	USA (Delaware)
Morse Intermediate Holdings, Inc.	USA (Delaware)
Netadmin Systems i Sverige AB	Sweden
Netengage Ltd.	England and Wales
Neural Technologies Limited	England and Wales
Neural Technologies Incorporated	USA (Kansas)
Neural Technologies GmbH	Germany
Neural Technologies (S) Pte Ltd	Singapore
Neural Technologies (Hong Kong) Ltd(1)	Hong Kong
NT8 Integrated Solutions (Malaysia) Sdn Bhd	Malaysia
WideOrbit LLC	USA (Delaware)

Entity Name	Governing Jurisdiction

PT. Neural Technologies Integrated Solutions	Indonesia
Sicap France SAS	France
Sicap India Private Ltd(2)	India
SICAP Schweiz AG	Switzerland
Starhome Mach GmbH	Switzerland
Starhome Mach S.à r.l.	Luxembourg
Starhome S.à r.l.	Luxembourg
Starhome Ltd.	Israel
StarHome B.V.	Netherland
Symbrio AB	Sweden
Tarantula Asia Pacific Pte Ltd	Singapore
Tarantula Global Holdings Pte Ltd	Singapore
Tarantula.net India Private Limited	India
Tarantula.net Limited	England and Wales
Telarix Inc.	USA (Delaware)
Telarix Intermediate Holdings, Inc.	USA (Delaware)
Telarix Italy S.r.l	Italy
Telarix (M) SDN. BHD.	Malaysia
Telarix Singapore Pte. Ltd.	Singapore
Telepin Software Systems Inc.	Canada (Ontario)
Tomia Ltd	England and Wales
TransMedia Holdings Limited	England and Wales
TransMedia Dynamics Limited	England and Wales
TransMedia Dynamics (Asia) Sdn Bhd	Malaysia
TransMedia Dynamics Inc.	USA (Delaware)
Ubersmith Inc.	USA (Delaware)
Unipier Mobile Ltd.	Israel
Vas-X Australia Proprietary Limited	Australia
Vas-X Proprietary Limited	South Africa
WDS Mobile Limited	England and Wales
Velocix Solutions India LLP	India
Velocix Solutions Limited	England and Wales
Velocix Solutions Portugal Unipessoal Lda	Portugal
Velocix Solutions USA Inc.	USA (Delaware)
Wiztivi SAS	France
Oy Wiztivi Gaming Ltd.	Finland
WideOrbit Inc.	USA (Delaware)

*	Constellation Software, owns 60% of Constellation Software Japan Inc.
**	Constellation Software has an effective interest of 100% of the Super Voting Shares and 100% of the preferred shares of Lumine Group Inc.

Entity Name	Governing Jurisdiction
Volaris Operating Group (excluding Lumine Group Inc. and its subsidiaries):
Volaris Group Inc.	Ontario
Apdata Do Brasil Software Ltda.	Brazil
Akuiteo SAS	France
SpecTec Group Holdings Limited	Cyprus
AEP Ticketing Solutions s.r.l.	Italy
WiFiSPARK Limited	England and Wales
Across Systems GmbH	Germany
Metafile Information Systems Inc.	Minnesota
EnvisionWare Inc.	Georgia
Decideware, Inc.	California
Advanced Management Systems Limited	New Zealand
Software Company AMIC Gmbh	Germany
Eureka Technology SAS	France
Volaris Brasil Tecnologia Ltda.	Brazil
Incadea GmbH	Germany
Baseplan North America, Inc.	Delaware
Baseplan Software Pty Ltd.	Australia
Criterions Software, Inc.	Delaware
incadea (Beijing) Information and Technology Co. Ltd.	China
Windward Software Systems Inc.	British Columbia
ASC Automotive Solutions Center Schweiz AG	Switzerland
Helm Operations Software Inc.	Ontario
Holocentric Pty Ltd.	Australia
Grosvenor Systems Limited	England and Wales
BBT Software AG	Switzerland
Catertrax Inc.	Delaware
SpecTec Group Holding Limited	Cyprus
SpecTec Spa	Italy
SpecTec Ltd.	England and Wales
Binary System S.r.l.	Italy
Trapeze Software ULC	Alberta
TTG Technology (Europe) Limited	England and Wales
Trapeze Germany GmbH	Germany
Trapeze Switzerland GmbH	Switzerland
Trapeze Software Group Inc.	Delaware
AssetWorks LLC	Delaware
Cultura Technologies LLC	Delaware
CourtView Justice Solutions Inc.	Delaware
Northpointe Inc.	Delaware
Wynne Systems Inc.	California
Intempo Software Inc.	Delaware
Trapeze Group (UK) Limited	England and Wales
Travis Software Inc.	Delaware
Portfolio+ Incorporated	Ontario
Policy Processing Systems Technology Corporation	Delaware
Unique Business Systems Corporation	California
FacilityForce, Inc.	Delaware
Routematch Software, LLC	Georgia
Intellicene Inc.	Delaware
Micros South Africa (Pty) Ltd.*	South Africa

Entity Name	Governing Jurisdiction
Gallery Systems Inc.	New York
SSP Holdings Limited	England and Wales
SSP Midco 2 Limited	England and Wales
Asset InterTech, Inc.	Texas
Aislelabs Inc.	Ontario
Four J’s Development Tools Inc.	Washington
Four J’S Development Tools Europe Limited	Ireland
Hospedia Limited	England and Wales
Incom SAS	France
Global Outsource Services, LLC	Florida
Datapro, Inc.	Florida
SSP Asia Pacific Pty Limited	Australia
Taranto Systems Limited	England and Wales
CPR Vision Management Pte Ltd.	Singapore
Trapeze-Elgeba GmbH	Germany
Trapeze Group Singapore Ltd	Singapore
Kinetic Solutions Limited	England and Wales
Cultura Technologies Ltd.	England and Wales
AdaptIT Holdings Limited*	South Africa
SpecTec Group Holdings Limited	Cyprus
Softlink Australia Pty Ltd.	Australia
PLANit Sweden AB	Sweden
Infogate AG	Switzerland
Tibersoft Technologies Inc.	Delaware
Trapeze Group Asia Pacific Pty Ltd.	Australia
Smartrak Australia Pty Ltd.	Australia
Smartrak Limited	New Zealand
Smartrak Systems Limited	New Zealand
Systemtechnik Gmbh	Germany
Shipnet USA, Inc.	Delaware
Shipnet Asia Pte Ltd.	Singapore
The Alpha School System Pty Ltd.	Australia
Wellington Computer Systems Limited	Northern Ireland
Intranote A/S	Denmark
Charity Dynamics, Inc.	Delaware
Imperial Civil Enforcement Solutions Limited	England and Wales
Saatmann Gmbh & Co. KG	Germany
Bibliocommons Corp.	Ontario
Tribute Inc.	Ohio
Motiondata Vector Software Gmbh	Austria
Motiondata Vector Deutschland Gmbh	Germany
Motiondata Vector Schweiz Gmbh	Switzerland
Medaptus Solutions Inc.	Delaware
Monteiro Braga Informatica Ltda.	Brazil
Software Solutions Partners Africa
(Propreitary) Limited	South Africa
Adapt IT (Pty) Ltd.*	South Africa
Pcentra Ltd	Israel
Sansio Inc.	Delaware
Bravura Security Inc.	Alberta

*	Constellation Software has an effective interest of 65.97% in Adapt IT.

Entity Name	Governing Jurisdiction
Harris Operating Group:
N. Harris Computer Corporation	Ontario
PG Solutions Inc.	Canada
PG Govern Inc.	Canada
Medisolution (2009) Inc.	Canada
Cogsdale Corporation	Canada
Harris Systems USA Inc.	Delaware
Harris Local Government Solutions, Inc.	Delaware
Connecture, Inc.	Delaware
Computer Software Innovations, Inc.	Delaware
Manatron, Inc.	Delaware
Delta Computer Systems Inc.	Mississippi
Gateway Electronic Medical Management Systems Inc.	Delaware
Digichart, Inc.	Delaware
Mitchell & McCormick Inc.	Georgia
Acceo Solutions, LP.	Ontario
Acceo Solutions Inc.	Canada
Acceo Technologies Inc.	Canada
Acceo Solutions Limited	England and Wales
Onhand Schools, Inc.	Pennsylvania
Media-X Systems Inc.	Canada
JR3 Websmart, LLC	Texas
MEDfx Corporation	Rhode Island
Gtechna USA Corporation	Delaware
Accovia France S.A.R.L.	France
Creditron Canada, Inc.	Ontario
Morcare, LLC	Illinois
Systems & Software Inc.	Vermont
Harris (US) Computer LLC	Delaware
Quintessential School Systems	California
Prosoft Technologies Inc.	Pennsylvania
Iatric Systems, Inc.	Delaware
Picis Clinical Solutions Inc.	Delaware
SmartCOP Inc.	Florida
Capital Computer Associates Inc.	New York
QuadraMed Corporation	Delaware
QuadraMed Canada Corporation	Nova Scotia
Syscon Justice Systems Canada Inc.	British Columbia
TAC 10 Inc.	Iowa
Caretracker Inc.	Delaware
InterAct911 Corporation	Delaware
I.M.D Parent Ltd.	Israel
I.M.D Soft Ltd.	Israel
I.M.D Soft Inc.	Nevada
Harris Computer Germany Gmbh	Germany
Salar Inc.	Maryland
SIV Utility Service Gmbh	Germany
IMDSoft Gmbh	Germany
SIV- Service für Informationsverarbeitung Aktiengesellschaft	Germany
SIV BG EOOD	Bulgaria
First Pacific Corporation	Oregon
DestinationRx Inc.	Delaware
Everwin Holdings SAS	France
Everwin SAS	France
Everwin Groupe SAS	France
Dynatouch Corporation	Texas
Commerce Decisions Limited	England and Wales
K2 Medical Systems Holding Limited	England and Wales
K2 Medical Systems Limited	England and Wales
Clinical Computer Systems, Inc.	Illinois
CCSI, Global Inc.	Illinois
La Société Informatique de Gestion Maintenance Assistance
(S.I.G.M.A.)	France
Bizmatics, Inc.	California
Ingenious Med, Inc.	Georgia
Jobillico, Inc.	Quebec
Globys, Inc.	Delaware
New Ultimate Billing, LLC	New York
Infocon Corporation	Pennsylvania
Just Associates Inc.	Colorado
eScholar LLC	New York
Altera Digital Health Inc.	Delaware
Allscripts Healthcare (IT) UK Ld.	England and Wales
Allscripts (India) LLP	India
Allscripts Healthcare IT (Singapore) PTE Ltd.	Singapore
Allscripts Healthcare IT (Australia) PTY. LTD.	Australia
dbMotion Ltd.	Israel
AixConcept Gmbh	Germany
Mid America Computer Corporation	Nebraska
Capitol Appraisal Group, LLC	Texas

Entity Name	Governing Jurisdiction
Jonas Operating Group:
Gary Jonas Computing Ltd.	Canada
Jonas Software USA LLC	Delaware
Jonas Software NZ Limited	New Zealand
SMS Software Holdings LLC	Delaware
Diamond Touch Inc.	Texas
Greycon Limited	England and Wales
Greycon North America Inc.	Alabama
Happen Business Pty Ltd.	Australia
Jonas Computing (UK) Ltd.	England and Wales
Youbill, Inc.	Pennsylvania
Automatic Netware Limited	Ireland
London & Zurich Limited	England and Wales
97 Display LLC	North Carolina
CRB Solutions Limited	Scotland
Innosoft Canada Inc.	Ontario
Computrition Inc.	California
Gladstone Limited	England and Wales
EZ Facility Inc.	Delaware
Gladstone MRM Limited	England and Wales
Jonas Fitness Inc.	Delaware
Kestral Computing Pty Limited	Australia
Shortcuts Software Pty Limited	Australia
Magic Pulse Ltd.	New Zealand
Shortcuts Software (UK) Limited	England and Wales
Shortcuts Software Inc.	Delaware
Salon Software Solutions Limited	England and Wales
Kitomba Australia Pty Ltd.	Australia
MCR Systems Limited	England and Wales
Resolve Software Group Pty Ltd.	Australia
Cunningham Cash Registers Limited	England and Wales
Ineo Intermediate Holdings LLC	Delaware
Ineo LLC	Colarado
Ineo Management LLC	Florida
Ineo Financial Solutions, LLC	Colarado
Ineo Tax Services, LLC	Connecticut
Easit, AB	Sweden
Jonas Collection and Recovery Inc.	Delaware
Magalink S.A.	Uruguay
GXC S.A.	Uruguay
AMT-Sybex (Software) Limited	Ireland
AMT-Sybex Limited	England and Wales
Lean Software Services, Inc.	Ontario
Common Cents Solutions Inc.	Mississippi
XN Leisure Systems Limited	England and Wales
Bluestar Software Limited	England and Wales
InReach LLC	Delaware
Impos Solutions International Pty Ltd.	Australia
Uniware Systems Limited	England and Wales
Jonas Holdings LLC	Delaware

Entity Name	Governing Jurisdiction
Vela Operating Group:
Emphasys Computer Solutions, Inc	Michigan
acQuire Technology Solutions Pty Ltd	Australia
Aurum Software Ltda.	Brazil
Proenco AS	Norway
Metech Holding Pty Ltd.	Australia
Application Oriented Designs Inc.	Florida
Sympro Inc.	California
Friedman Corporation	Illinois
Friedman Software Canada Inc.	Ontario
Varsity Logistics Inc.	California
Vela Software International Inc.	Ontario
Vela Software Ireland Limited	Ireland
Markinson Business Solutions Pty Ltd.	Australia
Markinson Software Solutions Pty Ltd.	Australia
Markinson Services Pty Ltd.	Australia
Juniper Consulting, S.L.	Spain
ASA Automotive Systems Inc.	Delaware
A&W Software GmbH	Germany
Freestyle Software Inc	Delaware
Nedsense Nedgraphics B.V.	Netherlands
NedGraphics Inc.	Delaware
Megabus Software Pty Ltd.	Australia
Datamine Corporate Limited	England and Wales
Datamine International Limited	England and Wales
Datamine Africa (Pty) Limited	South Africa
CAE Datamine Peru S.A.	Peru
Computer Engineering Inc.	Missouri
IN2 d.o.o.	Croatia
IGEA d.o.o	Croatia
Optitex Ltd.	Israel
IN2data d.o.o.	Croatia
Datamine Australia Pty Ltd.	Australia
Petrosys Pty Ltd.	Australia
Juniper Technologies Corporation	Florida
Future Business Systems Pty. Ltd.	Australia
Tecplot Inc.	Washington
Halcom d.d.	Slovenia
Atex Pty Ltd.	Australia
Atex Media Limited	England and Wales
Polopoly AB	Sweden
Atex Global Media S.a.r.l.	France
Atex Media Command AB	Sweden
Privredno drustvo Halcom a.d.	Serbia
Novatech AS	Norway
Financial Risk Solutions Limited	Ireland
Apparel 21 Pty Ltd.	Australia
TPF Software Inc.	New Jersey
Icorp S.A.	Uruguay
Tensibur S.A.	Uruguay
ProShip Inc.	Delaware
FACTON Gmbh	Germany
FACTON Inc.	Delaware
Kurier Tecnologia Em Informacao S.A.	Brazil
Compusense Inc.	Ontario
CrescentOne, Inc.	Delaware
Reprise Software, Inc.	Delaware
Infinity Software Inc.	Delaware
RayenSalud SpA	Chile
Independent Solutions Pty Ltd.	Australia
Datamine Brasil Solucoes em Technologia Ltda.	Brazil
PT Datamine Software Indonesia	Indonesia
Vela Netherlands Holding B.V.	Netherlands
Ricardo Simulation Inc.	Michigan
Logan Systems, Inc.	North Carolina
ITS Computing Limited	England and Wales
Asesorias Computacionales NeoSoft SpA	Chile

Entity Name	Governing Jurisdiction
Perseus Operating Group:
Constellation Homebuilder Systems Inc.	Delaware
Perseus Group Software Corp.	Ontario
CAKE Software Inc.	Delaware
C Systems Software Inc.	Texas
G1440 Inc.	Delaware
Z57, Inc.	California
Clinical Computing Inc.	Ohio
Dealer Information Systems Corporation	Washington
Majiq Inc.	Delaware
POMS Corporation	Delaware
Ideal Computer Systems Inc.	Iowa
Constellation Web Solutions Inc.	Delaware
Quantitative Medical Systems, Inc.	California
IDS Software Inc.	North Carolina
Zurple, Inc.	Delaware
Ibcos Holding Limited	England and Wales
Constellation Enterprise Online Inc.	Delaware
Tune, Inc.	Delaware
Constellation Mortgage Solutions Inc.	Delaware
Charter Software Solutions Inc.	Delaware
Selectapension (2013) Limited	England and Wales
Selectapension Limited	England and Wales
Constellation R.O. Writer Inc.	Delaware
Contour Software (Private) Limited	Pakistan
Top Producer Software Corp.	Ontario
ReverseVision, Inc.	Delaware

Entity Name	Governing Jurisdiction
Topicus.com Operating Group* :
Topicus.com Inc.**	Ontario
Topicus.com Cooperatief U.A.	Netherlands
Total Specific Solutions (TSS) B.V.	Netherlands
TSS Europe B.V.	Netherlands
TSS Management B.V.	Netherlands
ACA Groep Holdings B.V.	Netherlands
ACA Fashion Software B.V.	Netherlands
Notarissoftware Nederland B.V.	Netherlands
Baratz Servicios de Teledocumentacion S.A.	Spain
KZA B.V.	Netherlands
PharmaPartners B.V.	Netherlands
H.I. Systems B.V.	Netherlands
PinkRoccade Healthcare B.V.	Netherlands
PinkRoccade Healthcare Gezondheidszorg B.V.	Netherlands
PinkRoccade Local Government B.V.	Netherlands
Blueriq B.V.	Netherlands
Stadsbeheer B.V.	Netherlands
Kred’IT B.V.	Netherlands
Quantaris B.V.	Netherlands
Vicrea Solutions B.V.	Netherlands
NCCW B.V.	Netherlands
Itris B.V.	Netherlands
Magenta Multimedia Tools B.V.	Netherlands
Niveo B.V.	Netherlands
Prequest Nederlands B.V.	Netherlands
Accountancy Portal Solutions B.V.	Netherlands
Windex Bedrijfssoftware B.V.	Netherlands
Emergo Systems B.V.	Netherlands
Cosoluce SAS	France
Heliantis SAS	France
Infoflex Data AB	Sweden
Prohandel Gmbh	Germany
Forsikringens DataCenter A/S	Denmark
CCI Groep B.V.	Netherlands
Total System Development B.V.	Netherlands
KMO Solutions B.V.	Netherlands
Notubiz Nederland B.V.	Netherlands
Notuleerservice Nederland B.V.	Netherlands
NotuBiz Belgium bvba	Belgium
Hercules Social Housing B.V.	Netherlands
Divide B.V.	Netherlands
Mediamaestro Oy	Finland
Ergovia Gmbh	Germany
SpraakLab B.V.	Netherlands
Tri-ennium Software B.V.	Netherlands
Korton Software B.V.	Netherlands
Total Specific Solutions Germany GmbH	Germany
Civity B.V.	Netherlands
OneTrail B.V.	Netherlands
Onetrail UK Ltd.	England and Wales
Nostradamus ICT B.V.	Netherlands
Square Information Solutions B.V.	Netherlands
Microcash Retail B.V.	Netherlands
Vlot Systemen B.V.	Netherlands
Quality Positioning Services (Q.P.S.) B.V	Netherlands
QPS Canada Inc.	New Brunswick
Quality Positioning Services Inc.	Delaware
BCT Holding B.V.	Netherlands
Dynamic Software D.S. N.V.	Belgium
IDT Capture B.V.	Netherlands
BCT Deutschland Gmbh	Germany
BCT B.V.	Netherlands
Oravision B.V.	Netherlands
Pro/Future B.V.	Netherlands
BCT bv	Belgium
Alcuin Software SAS	France
Datamed SA	Switzerland
Ofimática TSS S.L.	Spain
RTS Remote Terminal System Srl	Italy
Espacio Information Technology S.A.	Spain
FDT-System AB	Sweden
TSS Denmark ApS	Denmark
SCH-lab ApS	Denmark
Helios Auto ApS	Denmark
Administrationsse Iskabet af 1. Oktober 2003 ApS	Denmark
Helios Auto AS	Norway
Schilling ApS	Denmark
Mediamaestro Holding B.V.	Netherlands
isp-insoft Gesellschaft für Entwicklung und Vertrieb individueller
Software GmbH	Germany
GeoSoftware C.V	Netherlands
GeoSoftware B.V.	Netherlands
Geosoftware LLC	Delaware
Algardata—Sistemas Informaticos, S.A.	Portugal
Unykvis, Lda.	Portugal
Airdesk Unipessoal Lda.	Portugal
Gesinf S.r.l.	Italy
Geoactive Ltd.	Scotland
RiskSpectrum AB	Sweden
Total Specific Solutions (TSS) , Unipessoal Lda.	Portugal
Ubika Holding SAS	France
UBIKA SAS	France
Convenient Online B.V.	Netherlands
Convenient Fastguide B.V.	Netherlands
Intramed B.V.	Netherlands
Transport en Automotive Network Systems (T.A.N.S.) B.V.	Netherlands
Scope Solutions AG	Switzerland
Sygnity S.A.***	Poland
Sygnity Business Solutions S.A.***	Poland
Geomar S.A. w Upadlosci***	Poland
PINK ZLC B.V.	Netherlands
TTE-Europe Gmbh	Germany
V-D-V Gmbh	Germany
Alfa Automatisering B.V.	Netherlands
Jungo B.V.	Netherlands

Entity Name	Governing Jurisdiction
Topicus.com Operating Group* :
Topicus.com Inc.** (continued)	Ontario
Topicus.com Cooperatief U.A. (continued)
TSS Nordic AB	Sweden
Ping Pong AB	Sweden
Evolution Commerce	Sweden
M.Soft, S.A.U.	Spain
Prek Service AB	Sweden
Felix Informatique SAS	France
TSS Finland Oy	Finland
Arter Oy	Finland
Futunio Oy	Finland
Metamicro SAS	France
Salvia Holding SAS	France
Salvia Développement SAS	France
SRCI SAS	France
Alteva SAS	France
Technidata SAS	France
Technidata France SAS	France
Services Technidata Canada Inc.	Quebec
Technidata Medical Software Engineering
GmbH	Germany
Technidata America Medical Software LLC	Arizona
Technidata UK Ltd.	England and Wales
Technidata Benelux B.V.	Netherlands
Technidata Italia Srl	Italy
Technidata Asia	Phillippines
Technidata Inc.	Phillippines
Technidata Ltd.	Hong Kong
wiko Business Academy GmbH	Germany
Wiko Bausoftware GmbH	Germany
Yonder Nederland B.V.	Netherlands
Yonder SRL	Romania
TPCS Holding B.V.	Netherlands
Topicus.com B.V.	Netherlands
Topicus Management B.V.	Netherlands
TSS France SAS	France
Biomedical Data Solutions Ltd.	England and Wales
Sanguin International Inc.	Connecticut
Spyro Software S.L.U	Spain
A.P. SYSTEM S.r.l.	Italy
Nextip S.r.l.	Italy
Tribofilm SAS	France
IQDoQ Gmbh	Germany
Dobrick + Wagner Softwarehouse Gmbh	Germany
Easysoft, Gmbh	Germany
TSS Deutschland Gmbh	Germany
TSS Blue Dynasty Holding ehg	Iceland
dk Hugbunaour ehf	Iceland
dkvistun ehf.	Iceland
Nextip Network Communications S.r.l.	Romania
Topicus Onderwijs Holding B.V.	Netherlands
NETiKA Real Estate Solutions N.V.	Belgium
DEDACT B.V.	Netherlands
Topicus Security B.V.	Netherlands
NETiKA Solutions Immobilieres SAS	France
TSS France Bidco SAS	France
Adapt Informatique SAS	France
Topicus Finance B.V.	Netherlands
Topicus Finance Holding B.V.	Netherlands
TSS Prime Oy	Finland
Passfield Data Systems Limited	England and Wales
TSS Blue Youth Holding sp.z o.o.	Poland
Simple S.A.	Poland
Topicus B.V.	Netherlands
Topicus Zorg Holding B.V.	Netherlands
Calculus Software B.V.	Netherlands
Proigia B.V.	Netherlands
Topicus Healthcare B.V.	Netherlands
Simple Invest sp.zo.o.	Poland
Medinet Systemy Informatyczne sp.zo.o	Poland
Topicus Overheid Holding B.V.	Netherlands
Topicus Overheid B.V.	Netherlands
Simple Locum Sp.zo.o.	Poland
Topicus Education B.V.	Netherlands
Fortion Holding B.V.	Netherlands
Topicus Ambulancezorg B.V.	Netherlands
Oil Creek Innovation Netherlands B.V.	Netherlands
GS Holding B.V.	Netherlands
Geosoftware Holdings Inc.	Ontario
Geosoftware LP	Ontario
GS GP Holdings Inc.	Ontario
Geosoftware Sdn. Bhd.	Malaysia
PT Geosoftware Indonesia	Indonesia
Geosoftware Technology Services (Beijing)
Co., Ltd.	China
Offmatica TSS S.L.	Spain
Total Specific Solutions Spain S.L.U.	Spain
Systeme Conseils Etudes Produits
Informatiques Appliques SAS	France
TSS Italy	Italy
Sicon Software Limited	England and Wales
Sicon Limited	England and Wales
Lusoinfo II Multimedia S.A.	Portugal
Waer Holdings Limited	England and Wales
Waer Systems Limited	England and Wales
Convenient B.V.	Netherlands
TSS France Bidco 1 SAS	France
Fashion ERP Europe B.V.	Netherlands
TANS Belgium bvba	Belgium
Enhandel sp.z o.o.***	Poland
Empire Top Holding B.V.	Netherlands
Empire Holding B.V.	Netherlands
Pantheon Automatisering	Netherlands
Dresden Informatik Gmbh	Germany
g.on experience Gmbh	Germany
Topicus Onderwijs Eduarte B.V.	Netherlands
PBTC (Powered by the Crowd) B.V.	Netherlands

*	Constellation Software, owns 100% of the Super Voting Shares, 48.13% of the subordinate voting shares of Topicus.com Inc, the parent company of the Topicus.com Operating Group.
**	Topicus.com Inc. owns 63.07% of the Ordinary Units of Topicus.com Cooperatief U.A.
***	Topicus.com Cooperatief has an effective ownership of 72.68% in Sygnity.

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

Constellation Software Inc. is a global provider of enterprise software solutions serving a variety of distinct vertical markets.

Effective in 2020, we have aggregated our six operating groups into one reportable segment, consistent with the objectives and basic principles of IFRS 8.

As at March 29, 2023, the vertical markets in which we participate include:

Public transit operators	Asset management	Municipal systems
Para transit operators	Fleet and facility management	School administration
School transportation	District attorney	Public safety
Non-emergency medical	Taxi dispatch	Healthcare
Ride share	Benefits administration	Rental
Local government	Insurance	Electric utilities
Agri-business	Collections management	Court
Marine asset management	Water utilities	School and special library
Communications	Credit unions	Drink distribution
Education	Financial services	Notaries
Fashion retail	Pharmacies	Long-term care
Home and community care	County systems	Research management
Retail management and distribution	Public housing authorities	Not-for-profit organizations
Automotive	Accountancy	Catering
Small and medium sized businesses	Property management	Food services
Creative agencies	Commercial printing	Horticulture
Event management	Distillery	Hospitality
Manufacturing plant performance	Advertising and marketing	Project management
Quality management	Real estate brokers and agents	Compliance
Private clubs and daily fee golf courses	Lease management	Window manufacturers
Construction	Winery management	Cabinet manufacturers
Aerospace	Buy here pay here dealers	Made-to-order manufacturers
Health clubs	RV and marine dealers	Window and other dealers
Moving and storage	Pulp and paper manufacturers	Multi-carrier shipping
Metal service centers	Agriculture equipment dealers	Supply chain optimization
Attractions	Outdoor equipment dealers	Multi-channel distribution
Leisure centers	Ombudsman	Wholesale distribution
Human resources and payroll	Healthcare electronic medical records	Homebuilders
Radiology and laboratory information systems	Pharmaceutical and biotech manufacturers	Third party logistics warehouse management systems
Product licensing	Marinas	Grocery
Tire distribution	Salons and spas	Association management
Housing finance agencies	Municipal treasury and debt systems	Mining
Tour operators	Auto clubs	Publishing
Design and welding	Textiles and apparel	Oil and gas
Legal	Logistics	Aviation
Industrial distribution	Public libraries	Speech recognition

Trade unions	Computerized maintenance management systems	Defense
Customer loyalty	Human capital	Auctions
Call Centers	Church and religion	Cinema management and ticketing
Data management	Elevator	Engineering
Enterprise resource planning	Marketplace	Product development
Safety management	Sensory and research	Student information systems
Airport	Arts and culture	Automated explosives tracking
Convenience store distribution	Document management	Engineering and simulation
ESG	Information services	Membership and associations management
Project cost and performance management	Risk management	Software development
Speech recognition	Trucking	Veterinary

Acquisitions

During the year ended December 31, 2022, the Company completed a number of acquisitions for aggregate cash consideration of $1,633 million plus cash holdbacks of $189 million, and contingent consideration with an estimated fair value of $53 million, resulting in total consideration of $1,875 million.

Topicus.com Inc.:

On December 31, 2013, the Company acquired 100% of the shares of Netherlands based Total Specific Solutions (TSS) B.V. (“TSS”). TSS is one of the largest vertical market software (“VMS”) businesses based in the Netherlands, with offerings for the general practitioner, pharmacy, long term care, mental care, property tax and civil affairs markets. It also owns several non-VMS businesses, primarily involved in information technology services. Total consideration for the transaction was €240 million before adjusting for net tangible asset adjustments and claims under the representations and warranties of the purchase and sale agreement. The Company filed a business acquisition report on Form 51-102F4 in respect of the acquisition of TSS on March 6, 2014. On December 23, 2014, in accordance with the terms of the purchase and sale agreement for the TSS acquisition, the sellers of TSS along with certain members of TSS’ executive management team (collectively, the “Minority Owners” or the “Joday Group”) entered into a members agreement with CSI (the “Members Agreement”) pursuant to which the Minority Owners acquired 33.29% of the voting interests in Constellation Software Netherlands Holdings Cooperatief U.A. (the “Coop”). Proceeds from this transaction in the amount of €39.4 million (US$48.5 million) were utilized to repay, in part, a term loan facility obtained for the purpose of funding the TSS acquisition. In accordance with IFRS, 100% of the financial results for TSS are included in the consolidated financial results of the Company. Prior to January 5, 2021, each of the Minority Owners had the right, at any time, to exercise a put option to sell all or a portion of their interests in the Coop back to CSI for an amount calculated in accordance with a valuation methodology described within the Members Agreement. Accordingly, the Company classified the proceeds from the Members Agreement as a liability. The main valuation driver in such calculation is the maintenance and other recurring revenue of the Coop. Upon the exercise of a put option, Constellation would have been obligated to redeem up to 33.33% of the Minority Owners’ interests that were subject to the put, no later than 30 business days from the date the notice was received (classified as a current liability), and up to 33.33% on each of the first and second anniversaries of the date the first redemption payment was made. Commencing at any time after December 31, 2023, CSI was entitled to exercise a call option to purchase all of the Minority Owners’ interests in the Coop, for an amount calculated in accordance with a valuation methodology described within the Members Agreement. Upon exercise of the call option, the full purchase price would have been paid within 30 business days of the notice date, following which the Minority Owners’ membership in the Coop would be terminated. There was a valuation premium if the call option was exercised versus the put option.

On January 4, 2021 (in anticipation of the acquisition of Topicus.com B.V. (“Topicus B.V.”) described further below), the Company’s subsidiary, the Coop, which principally held the TSS Operating Group, completed a corporate reorganization. In conjunction with the reorganization, the following steps were completed:

•	The Coop changed its name to Topicus.com Coöperatief U.A. (“Topicus Coop”).

•

The Company exchanged its existing equity interest in Topicus Coop for an equity interest in Topicus.com Inc. and Topicus.com Inc. became the new parent company of Topicus Coop. The Company received 39,412,385 preferred shares and 39,412,385 subordinate voting shares of Topicus.com Inc. The preferred shares are convertible into subordinate voting shares of Topicus.com Inc. at a rate of 1:1.

•

Topicus.com Inc. had 39,412,385 subordinate voting shares outstanding on January 4, 2021. The Company distributed 39,412,367 of the subordinate voting shares to its common shareholders pursuant to the dividend-in-kind and continues to hold 18 subordinate voting shares.

•

The Company holds 1 super voting share of Topicus.com Inc. The super voting share entitles the holder to that number of votes that equals 50.1% of the aggregate number of votes attached to all the outstanding super voting shares and subordinate voting shares of Topicus.com Inc. As a result, the Company controls Topicus.com Inc. and will consolidate its financial position and results of operations with Topicus.com Inc. The Company will reflect a non-controlling interest held by other parties.

On May 20, 2020, the Company entered into a binding agreement, subject to certain closing conditions, with IJssel B.V. (the “Seller”) to purchase 100% of the shares of Topicus B.V., a Netherlands-based diversified vertical market software provider. On January 5, 2021, the Company completed this transaction. Annual gross revenues of Topicus B.V. for 2019 were approximately €101 million and total tangible assets at December 31, 2019 were approximately €7 million. In connection with the acquisition the Company paid cash of €133.6 million. Furthermore, Topicus Coop issued 5,842,882 preferred units of Topicus Coop to the Seller for an initial subscription price of €83.8 million plus an additional subscription amount of €27.589 million which will be owed by the Seller to Topicus Coop and payable to Topicus Coop under certain conditions. Topicus Coop also issued 5,842,882 ordinary units of Topicus Coop to the Seller. The aggregate estimated total consideration is €217.400 million. Under certain conditions, the preferred units were retractable at the option of the holder for a retraction price of approximately €19.06 per unit and were classified as a liability on the balance sheet of Topicus.com Inc. and the Company. The preferred units were also convertible into ordinary units of Topicus Coop at a conversion ratio of 1:1 and the ordinary units are exchangeable for Topicus.com Inc. subordinate voting shares at a conversion ratio of 1:1. The preferred unit holders were also be entitled to a fixed annual cumulative dividend of 5% per annum. On February 1, 2022, the preferred units were converted to ordinary units of Topicus Coop.

On January 5, 2021, the parties to the Members Agreement agreed to terminate such Members Agreement, and it was replaced by an Investor Rights and Governance Agreement (“IRGA”).

The IRGA contains special provisions between the Company and the Minority Owners, including put options and call options applicable to units of Topicus Coop that are held by the Minority Owners as of January 5, 2021 (and any units or shares into which such units or shares have been converted or exchanged). The Minority Owners include Joday Investments II B.V., an entity controlled by Robin van Poelje (a director of the Company and the Chairman of the board of directors of Topicus.com Inc.) and Tjitske Strikwerda. Commencing any time after January 5, 2021, each of the Minority Owners may (i) exercise a put option to sell all or a portion of their interests in Topicus Coop, (ii) in the event of a change of control of the Company, sell all or a portion of their interests in Topicus Coop, and (iii) in the event the Company reduces its economic interest in Topicus.com Inc., sell the corresponding amount of their interests in Topicus Coop, in each case, to the Company for an amount calculated in accordance with a valuation methodology described in the IRGA. At any time after December 31, 2023, CSI has the right, at its option, to buy all of the Topicus Coop units and Topicus shares held by certain members of the Joday Group (excluding Joday Investments II B.V.) at a cash price per Topicus Coop unit determined in accordance with the IRGA. After December 31, 2043, CSI has the same right to buy all of the Topicus Coop units held by the remaining members of the Joday Group, including Joday Investment II B.V. Similar to the Members Agreement, the main valuation driver in such calculation is the maintenance and other recurring revenue of Topicus Coop. This summary is qualified in its entirety by reference to the provisions of the IRGA, which is available at www.sedar.com on Topicus.com Inc.’s issuer profile.

Lumine Group Inc.:

On February 22 and 23, 2023 (as part of a series of transactions relating to the acquisition of WideOrbit Inc. (“WideOrbit”) described further below), the Company’s subsidiary, Lumine Group Inc. (“Lumine”), completed a corporate reorganization. After the reorganization was completed, the Company now owns 1 super voting share, 6 subordinate voting shares and 63,582,712 preferred shares of Lumine. Furthermore, the Company distributed 63,582,706 of the subordinate voting shares to its common shareholders pursuant to a dividend-in-kind on February 23, 2022. The steps performed in conjunction with the reorganization consisted of the following:

•

The Company exchanged its existing common shares and preferred shares in Lumine Group (Holdings) Inc. (“Lumine Group Holdings”) for 63,582,712 subordinate voting shares and 55,233,745 preferred shares of Lumine on February 22, 2023.

•	Lumine and Lumine Group Holdings amalgamated on February 22, 2023.

•	The Company subscribed for 8,348,967 preferred shares of Lumine on February 22, 2023. The preferred shares are convertible into subordinate voting shares of Lumine at a rate of 1:2.43.

•

Lumine had 63,582,712 subordinate voting shares outstanding on February 22, 2023. The Company distributed 63,582,706 of the subordinate voting shares to its common shareholders pursuant to a dividend-in-kind on February 23, 2022 and continues to hold 6 subordinate voting shares of Lumine.

•

Under certain conditions, the preferred shares are retractable at the option of the holder for a retraction price of approximately $21.74 per preferred share. The holders of the preferred shares are also entitled to a fixed annual cumulative dividend of 5% per annum.

•

The Company holds 1 super voting share of Lumine. The super voting share entitles the holder to that number of votes that equals 50.1% of the aggregate number of votes attached to all the outstanding super voting shares, subordinate voting shares and special shares of Lumine. As a result, the Company controls Lumine and will consolidate its financial position and results of operations with Lumine. The Company will reflect a non-controlling interest held by other parties.

On February 23, 2023, the Company purchased 100% of the shares of WideOrbit, a US-based vertical market software provider. Annual gross revenues of WideOrbit for 2022 were approximately $169 million. The gross purchase price for the transaction was $490 million, subject to customary adjustments, as a result of, but not limited to, minimum cash requirements of $10 million, target net indebtedness of $86.7 million, and claims under the representations and warranties of the purchase agreement. The Company has the ability to reduce the cash portion of the purchase consideration by $10 million for net indebtedness up to $96.7 million. If net indebtedness is greater than $96.7 million, excess repayment would be funded by the Company and added to the gross purchase price. Furthermore, Lumine issued 10,204,294 special shares of Lumine to the sellers of WideOrbit for an initial subscription price of approximately $222 million which will be included in the purchase consideration. Under certain conditions, the special shares are retractable at the option of the holder for a retraction price of approximately $21.74 per special share plus one subordinate voting share of Lumine for each special share held and will be classified as a liability on the balance sheet of Lumine and the Company. The special shares are also convertible into subordinate voting shares of Lumine at a conversion ratio of 1:3.43 at any time. The holders of the special shares are also entitled to a fixed annual cumulative dividend of 5% per annum.

On December 12, 2022, the Company, Trapeze Software ULC and Eric Mathewson and certain investors affiliated therewith (collectively, the “Majority Rollover Shareholders”) entered a shareholders agreement (the “Shareholders Agreement”). Any Sellers who were not Majority Rollover Shareholders (collectively, the “Minority Rollover Shareholders”) became parties to the Shareholders Agreement pursuant to joinders entered into in connection with the issuance of special shares described above. The Shareholders Agreement includes a number of contractual provisions which impact the exercise by the Company, Trapeze Software ULC, the Majority Rollover Shareholders, Minority Rollover Shareholders and Lumine, as applicable, of certain rights and obligations. This summary is qualified in its entirety by reference to the provisions of the Shareholders Agreement, which is available at www.sedar.com on Lumine Group Inc.’s issuer profile.

Rights Offerings

In 2014, the Company completed a rights offering (the “2014 Rights Offering”) pursuant to which each holder of Common Shares was issued one right for each Common Share held. For every 21.192 rights held, holders of rights were entitled to subscribe for C$100 principal amount of unsecured subordinated floating rate debentures, Series 1 of the Company at a price of C$95 per C$100 of principal amount of Debentures purchased.

On October 1, 2014 and November 19, 2014, the Company issued two tranches of Debentures in connection with the 2014 Rights Offering, with a total principal amount of C$96.0 million for total proceeds to the Company of C$91.2 million. The proceeds were used by the Company to pay down $81.2 million of its existing bank indebtedness.

In 2015, the Company completed another rights offering (the “2015 Rights Offering”) pursuant to which each holder of Common Shares was issued one right for each Common Share held. For every 10.596 rights held, holders of rights were entitled to subscribe for C$100 principal amount of unsecured subordinated floating rate debentures, Series 1 of the Company at a price of C$115 per C$100 of principal amount of Debentures purchased.

On September 30, 2015, the Company issued one tranche of Debentures in connection with the 2015 Rights Offering with a total principal amount of C$186.2 million for total proceeds to the Company of C$214.1 million. The proceeds were used by the Company to pay down its existing bank indebtedness. The Debentures issued in connection with the 2015 Rights Offering were issued as an additional tranche of, and are treated as a single series with, the outstanding C$96.0 million aggregate principal amount of Debentures issued in connection with the 2014 Rights Offering.

See “Description of Capital Structure – Debentures”.

DESCRIPTION OF THE BUSINESS

Overview

We acquire, manage and build VMS businesses. Generally, these businesses provide mission critical software solutions that address the specific needs of our customers in particular vertical markets. Our focus on acquiring businesses with growth potential, managing them well and then building them has allowed us to generate significant cash flow and revenue growth.

Using a combination of proprietary software and market expertise, we provide software solutions designed to enable our customers to boost productivity, operate more cost effectively, increase sales and improve customer service and satisfaction.

Many of the VMS businesses that we acquire have the potential to be leaders within their particular markets. We target the VMS sector because of the attractive economics that it provides and our belief that our management teams have a deep understanding of those economics.

Business Strategy

Given our extensive acquisition experience and successful track record, we believe that we are well positioned to identify, acquire, manage and build attractive VMS businesses in new markets. We seek acquisitions that provide software solutions to either the public or private sectors.

When one of our acquired VMS businesses is being operated efficiently, we encourage their management to build their business through a combination of organic growth and acquisitions of other VMS businesses in the same vertical market. We often enter new vertical markets through acquisitions of VMS businesses in markets in which we do not currently operate.

We believe that we will continue to expand our existing businesses through organic growth initiatives aimed at increasing our market share and product breadth. We will also continue to identify and complete acquisitions in our existing vertical markets. Our decentralized VMS management teams have extensive knowledge of their markets and deep customer relationships. This enables them to successfully identify, pursue, structure, acquire and then coach businesses post-acquisition.

We also seek to acquire attractive VMS businesses in new markets to deploy our free cash flow at attractive returns. Historically, we have retained the majority of the managers from the businesses that we have acquired, which has allowed us to retain the knowledge needed to manage and successfully build these businesses.

Our VMS businesses typically generate significant cash flows which we redeploy to build our existing VMS businesses and acquire new ones.

We prefer to acquire VMS businesses with the following characteristics: Growing business with a diversified customer base, high relative market share and capital constrained competitors. We sometimes acquire VMS businesses with declining revenue, concentrated customer bases, low relative market share and well-funded competitors. We do so when we believe that the correct combination of customer relationship management and market segmentation will lead to attractive returns.

Our decentralized management structure is key to our continued revenue growth. We have experienced management teams operating in each VMS business, backed by infrastructure at the operating group level and a small corporate head office. The corporate head office provides financial and strategic expertise with respect to capital allocation, acquisitions, finance, tax, and compensation policy, and attempts to identify and share best practices.

We have six operating groups which currently service customers in more than 125 different vertical markets worldwide. There are many VMS business units within each of our operating groups. Each VMS business unit has a manager and separately tracked financial reporting. We monitor and measure each VMS business unit’s performance through operating ratios and metrics including profitability and growth. The majority of our senior managers’ incentive compensation is linked to these two performance metrics.

Each of our VMS business managers is motivated to administer their business in a highly-focused manner. They are encouraged to leverage their respective market knowledge in order to maximize the growth opportunities, profitability and return on invested capital within their business. Our corporate head office sets investment return objectives.

Our decentralized management structure allows us to have business unit management teams with strong customer relationships and deep market knowledge that are more focused and responsive than would be the case under a centralized management model. These teams provide our corporate head office and operating group managers with the ability to concentrate on issues such as capital allocation, identifying best practices, and helping recruit and coach high potential employees, while the VMS business managers concentrate on operating efficiency, and pursuing organic initiatives and acquisitions in our existing vertical markets.

We establish from time to time, what we consider to be an acceptable after-tax internal rate of return (“IRR”) as a hurdle rate for all of our new initiatives and acquisitions.

All of our operating group cash flow (excluding operating cash flows from those entities which have stand-alone debt without recourse to Constellation Software Inc.) is notionally available to our corporate head office. Capital is allocated amongst individual management teams based upon projected IRR which is influenced by the relative attractiveness of a market, the strategic position of the VMS business and the management team’s performance. Corporate head office approves all acquisitions that involve the investment of more than $20 million, unless certain criteria are met for acquisitions between $20 million and $50 million. In practice, the operating group cash flow is offset against their approved investments in acquisitions and internal investment initiatives and only the remainder is returned to head office.

The objective of our compensation plan is to reward employees for working towards our corporate goal of increasing shareholder value. We believe that shareholder value is created by managing two financial components over the long term: profitability and growth. As such, our bonus plan compensates employees at many levels of our organization based upon the profitability and revenue growth of their operating group or business unit, as applicable. The long-term focus is accomplished by mandating that at least 25% of the incentive compensation for the majority of our senior employees who earn in excess of $75,000 per annum and have bonuses in excess of $10,000 per annum be reinvested in shares of the Company that are subject to restrictions on resale for a period of three to ten years. At a minimum, these restrictions require employees to hold 100% of their shares for the first two years following acquisition, and then one third of such shares may be sold in each of years three, four and five. Senior executives are required to invest 75% of their bonus in shares of the Company that are subject to the same restrictions on resale for a period of three to ten years. Once every five years, employees may elect to receive 100% of their bonus in cash.

Our bonus plan encourages employees to participate through share ownership in the value that they have created.

Operating Groups

The primary geographic markets that CSI operates in are North America, Continental Europe, UK, South America, Africa, and Australia (“Primary Geographic Markets”). The following table shows, as at March 29, 2023, our six operating groups, the Primary Geographic Markets, location of significant offices, and the primary vertical markets in which they operate:

Operating Group	Primary Geographic Markets	Location of Significant Offices	Primary Vertical Markets
Volaris Operating Group	North America, Continental Europe, UK, Australia, South America, Africa	Canada, United States, Italy, Germany, India, United Kingdom, Brazil, Switzerland, New Zealand, Austria, France, Israel, South Africa, Sweden	Accountancy Advertising and marketing Agribusiness Arts and culture Asset management Automotive Benefits administration Catering
Clubs Collections management

Commercial printing

Communications

Compliance

Construction

Court

Creative agencies

Credit unions

Data management

Distillery

District attorney

Document management

Drink distribution

Education

Engineering

Event management

Financial services

Fleet and facility management

Food services

Healthcare

Higher education

Hospitality

Operating Group	Primary Geographic Markets	Location of Significant Offices	Primary Vertical Markets
Human resources and payroll Industrial distribution Information management Insurance Legal Local government Marine asset management
Non-emergency medical
Not-for-profit organizations
Paratransit operators

Parking

Product development

Property management

Public housing

Public libraries

Public transit operators

Real estate brokers and agents

Rental

Research management

Retail management and distribution

Ride share

School administration

School and special library
School transportation
Security Software development Student information systems Taxi dispatch Utilities

Harris Operating Group	North America, UK, Continental Europe, Australia	Canada, United States, Germany, India, United Kingdom, Israel, Australia	Accountancy Asset management Collections management Communications Construction County Data management Defense Education Electric utilities
Financial services Fleet and facility management Food services Healthcare

Operating Group	Primary Geographic Markets	Location of Significant Offices	Primary Vertical Markets
Higher education Human capital Information services

Legal

Local government

Manufacturing design

Marketplace

Municipal

Notaries

Not-for-profit organizations

Project management

Property management

Public safety

Pulp and paper manufacturing

Retail management and distribution

School administration

School and special library

Small and medium sized businesses sector

Trucking

Water utilities

Topicus.com Operating Group	Continental Europe, UK, North America	Netherlands, Romania, Denmark, France, Germany, United Kingdom, Iceland, Spain, Poland, Portugal

Accountancy

Agribusiness

Asset management

Association management

Automated explosives tracking

Automotive

Call centres

Church and religion

Construction

Computerized maintenance management systems

Data management

Education

Fashion retail

Financial services
Healthcare
Home & community care
Horticulture Hospitality Human capital Insurance Local government Logistics

Operating Group	Primary Geographic Markets	Location of Significant Offices	Primary Vertical Markets

Long term care Manufacturing plant performance Marine asset management Notaries Oil and gas Pharmacies Project management Public housing authorities Public libraries Public transit operators Publishing Quality management Real estate brokers and agents Retail management and distribution Risk management Speech recognition Textiles and apparel Third party logistics and warehouse management systems

Trade unions

Jonas Operating Group	North America, UK, Continental Europe, Australia	Canada, United States, United Kingdom, Australia, New Zealand

Advertising and marketing

Agribusiness

Asset management

Attractions

Auctions

Cinema management and ticketing

Construction

Customer loyalty

Education

Enterprise resource planning

Event management

Field service

Financial services

Food services

Healthcare

Health clubs

Higher education

Hospitality

Human capital

Inspections and management

Legal

Operating Group	Primary Geographic Markets	Location of Significant Offices	Primary Vertical Markets

Leisure centres

Marinas

Metal service centres

Moving and storage

Ombudsman

Private clubs and daily fee golf courses

Product licensing

Public safety

Pulp and paper manufacturers

Radiology & laboratory information services

Retail management and distribution

Salons and spas

Safety management

Small and medium sized businesses

Utilities

Winery management

Veterinary

Perseus Operating Group	North America, UK	Canada, United States, Pakistan

Advertising and marketing

Agriculture equipment dealers

Auto clubs

Buy here pay here dealers

Financial services

Healthcare

Healthcare electronic medical records

Home & community care

Homebuilders

Lease management

Long-term care

Outdoor equipment dealers

Pharmaceutical and biotech manufacturers

Pulp and paper manufacturers

Real estate brokers & agents

RV and Marine Dealers

Tire distribution

Operating Group	Primary Geographic Markets	Location of Significant Offices	Primary Vertical Markets
Vela Operating Group	North America, UK, Continental Europe, Australia, South America	United States, Canada, Australia, Germany, Slovenia, Croatia, Spain, India, UK, Brazil	Accounting Aerospace Airport Asset management Association management Automotive Aviation Cabinet manufacturers Compliance Construction Convenience store distribution Data management Design and welding

Document management

Education

Engineering and simulation software

Enterprise resource planning

ESG

Financial services

Food services

Grocery

Healthcare

Higher education

Homebuilders

Housing finance agencies

Human capital

Insurance

Legal

Local government

Logistics

Made-to-order manufacturers

Manufacturing design

Manufacturing plant performance

Membership and association management

Mining

Multi-carrier shipping

Multi-channel distribution

Municipal treasury & debt

Notaries

Oil and gas

Project cost and performance management Public housing authorities Publishing

Operating Group	Primary Geographic Markets	Location of Significant Offices	Primary Vertical Markets
Real estate brokers and agents
Research management Retail management and distribution
Sensory and research Small and medium sized businesses sector Supply chain optimization
Textiles and apparel Third party logistics warehouse management systems Tire distribution Tour operators and travel Wholesale distribution Window and other dealers Window manufacturers

Products

We have numerous software products that we sell, service, support and enhance. We have at least one software product in each of our vertical markets and often develop and support multiple product lines in a particular vertical market. In addition, and as a complement to our acquired and internally developed software products, we license certain technologies used in our software products from third parties, generally on a non-exclusive basis. Our products are typically designed to assist our customers in automating as many aspects of their business processes as is practical. While our strategy is to provide mission critical software solutions to all of our customers, the particular software products that we develop can vary substantially across vertical markets. For example, in the public transit market one of the mission critical aspects of the business that we help automate is the scheduling and routing of vehicles. In the private club market we focus on providing membership accounting and point of sale solutions. Our goal is to continue to focus our efforts on software products specialized for specific vertical markets.

Sales and Distribution Strategy

We use direct sales forces in most of our major markets as our primary distribution channel. We believe that direct sales teams increase our visibility and market penetration, encourage long-term customer contact and facilitate sales of additional products. Our sales and marketing teams work primarily within dedicated sales groups for each of the vertical markets that we currently serve. Our sales and marketing strategy is to provide relevant business expertise directly to target customers by using sales representatives with strong industry specific knowledge. We use a combination of field sales and inside sales where appropriate. Part of our ongoing revenue growth is achieved through selling complementary products and/or services to existing customers. We also support our sales efforts with marketing that creates awareness of our products through appearances at major trade shows, advertising in trade magazines, hosting users’ group meetings, and the creation of informative websites.

Research and Development

Our product development strategy combines innovation and the introduction of new technologies, with a commitment to the long-term support of our customers’ current systems. Our research and development activities are focused on designing, developing, testing and integrating new add-on products which enhance the features and functionality of our existing software solutions. We also seek to offer streamlined upgrade and migration tools for our customers.

We rely primarily on our in-house capabilities to develop our software solutions using industry standard software development tools. However, when it is not strategic to our business and is more cost effective, we will license certain technology components from third party providers.

Intellectual Property

In accordance with industry practice, we rely on a combination of contractual provisions and patent, copyright, trademark and trade secret laws to protect our proprietary rights in our products. We generally license the use of our products to our customers rather than transferring title to them. These licenses contain terms and conditions prohibiting the unauthorized reproduction, disclosure, reverse engineering or transfer of our products. In addition, we attempt to protect our trade secrets and other proprietary information through agreements with suppliers, employees and consultants. All material components of our products have been developed by individuals most of whom have assigned all rights to us, except for commercially-available components.

Foreign Operations

For fiscal 2022, approximately 44% of our revenues were transacted in the United States, 10% in Canada, 33% in UK/Europe and 13% in the rest of the world. No single customer accounted for more than 2% of our total revenues in fiscal 2022. For more details, see the financial statement note entitled “Operating Segments” included in the consolidated financial statements for the year ended December 31, 2022, a copy of which is filed and is available on SEDAR at www.sedar.com.

Competition

Competition for the licensing of vertical market software is generally based upon several factors including product features, the availability of high-quality maintenance and support, price and the knowledge of the software vendor’s sales team. We operate in many different verticals and our competitive position varies depending on the specific vertical.

Our significant competitors include Oracle Corporation, Tyler Technologies, Inc., INFOR, Cisco Systems Inc, Nokia, Amdocs, Epic Systems Corporation, Temenos AG, Palantir Technologies, CGI Group Inc., Salesforce, Inc., Fiserv, Inc., Fidelity, Jack Henry and Associates Inc., Sage Software Inc., Accenture plc, Experian plc, Intuit, Roper Industries, Inc. and athenahealth Inc.

Employees

For fiscal 2022, we had an average of approximately 41,000 full-time employees globally. As at December 31, 2022, we had approximately 45,000 full-time employees. No union represents any of our employees in their employment relationship with us, although a number of our European businesses have workers’ councils.

Risk Factors

The Company’s business is subject to a number of risk factors, including those risk factors set forth below. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business and operations and cause the price of our securities to decline. The Company’s external counsel advise us that securities regulations require that we provide a list of risk factors which might influence an investor’s decision to purchase CSI’s securities. As managers and directors, we do not believe that the next several pages of risk factors will add materially to your understanding of our business, but they are in form and substance, similar to what other companies like CSI provide. They do include quite a number of possible, though not necessarily probable, reasons for future setbacks.

We cannot assure you that we will sustain profitability in the future. If we do not maintain profits our share price may decline.

As we continue to grow our business, our operating expenses and capital expenditures may increase, and as a result, we will need to generate additional revenue to maintain profitability. If our revenues decline, we may not be able to sustain profitability because many of our expenses are fixed in the short term and cannot be easily or quickly reduced. A failure to maintain profitability could materially and adversely affect our business.

We periodically review the estimated value of acquired intangibles and goodwill to determine whether any impairment exists and we could write-down a portion of our intangible assets and goodwill as part of any such future review, which occurs when impairment indicators exist or, in the case of goodwill, at least once annually. We occasionally review opportunities to reorganize operations and may record restructuring charges in connection with any such reorganization. Any write-down of intangible assets or goodwill or restructuring charges in the future could affect our results of operations materially and adversely and as a result our share price may decline.

Our quarterly revenues and operating results may fluctuate.

Factors which may cause our revenues and operating results to fluctuate include:

•	the demand for our software products and the market conditions for technology spending;

•	patterns of capital spending and changes in budgeting cycles by our customers;

•	the timing of acquisitions and related costs;

•

our ability to acquire or develop (independently or through strategic relationships with third parties), to introduce and to market new and enhanced versions of our software products on a timely basis;

•	the number, timing and significance of new software product announcements and releases by us or our competitors;

•	the level of software product and price competition;

•	the geographical mix of our sales, together with fluctuations in foreign currency exchange rates;

•	market acceptance of new and enhanced versions of our software products;

•	changes in personnel and related costs;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business;

•	changes in the pricing and the mix of software solutions that we sell and that our customers demand;

•	seasonal variations in our sales cycles; and

•	order cancellations and shipment delays.

In addition, we expect that a substantial portion of our revenue will continue to be derived from renewals of maintenance arrangements with our customers. These maintenance arrangements typically last from three months to 12 months, and the timing of cash collections of related revenues varies from quarter to quarter.

In addition, our new license revenue may fluctuate significantly on a quarterly and annual basis in the future, as a result of a number of factors, many of which are outside of our control. The sale of a new license generally requires a customer to make a purchase decision that involves a significant commitment of capital.

We may be unable to identify and complete suitable platform acquisitions and acquisitions in our existing vertical markets.

We cannot be certain that we will be able to identify suitable new acquisition candidates that are available for purchase at reasonable prices. Even if we are able to identify such candidates, we may be unable to consummate an acquisition on suitable terms. When evaluating an acquisition opportunity, we cannot assure you that we will correctly identify the risks and costs inherent in the business that we are acquiring. If we were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of our available cash resources may be used or we may have to seek additional financing to complete such acquisitions.

Any failure to manage our growth through acquisitions effectively or integrate other businesses we acquire may lead to a disruption in our operations and adversely affect our operating results.

Since our inception we have made hundreds of acquisitions and we plan to continue to make acquisitions in the future. Growth and expansion resulting from future acquisitions may place a significant demand on our management resources. Integration of our completed acquisitions and any future acquisitions involves a number of special risks, including the following:

•	failure to integrate successfully the personnel, information systems, technology, and operations of the acquired business;

•	failure to maximize the potential financial and strategic benefits of the transaction;

•	failure to realize the expected synergies from acquired businesses;

•	possible impairment of relationships with employees and customers as a result of any integration of new businesses and management personnel;

•	possible losses from liabilities assumed in customer contracts;

•	impairment of goodwill; and

•	reductions in future operating results from amortization of intangible assets.

Future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of such company and the risk that such historical financial statements may be based on assumptions, which are incorrect or inconsistent with our assumptions or approach to accounting policies. We may not be able to manage such expansion effectively and any failure to do so could lead to a disruption in our business, a loss of customers and revenue, and increased expenses.

We may acquire contingent liabilities through acquisitions that could adversely affect our operating results.

We may acquire contingent liabilities in connection with acquisitions we have completed, which may be material. Although management uses its best efforts to estimate the risks associated with these contingent liabilities and the likelihood that they will materialize, their estimates could differ materially from the liabilities actually incurred.

Demand for our software solutions may fluctuate with market conditions which may reduce our profitability in the future.

We depend upon the capital spending budgets of our customers. World and regional economic conditions have, in the past, adversely affected our licensing and support revenue. If economic or other conditions reduce our customers’ capital spending levels, our business, results of operations and financial condition may be adversely affected. In addition, the purchase and implementation of our software solutions can constitute a major portion of our customers’ overall IT budget, and the amount customers are willing to invest in acquiring and implementing such software solutions has tended to vary in response to economic, financial or other business conditions. Challenging economic conditions may also impair the ability of our customers to pay for software solutions they have purchased. As a result, reserves for doubtful accounts may increase.

If our customers demand performance guarantees, the costs and risks associated with offering our software solutions may increase.

We and our competitors are sometimes requested to provide specific performance guarantees with respect to the functionality of certain aspects of our software solutions. Similarly, we have been requested to quote fixed-price bids for our software solutions. These requests present risks, because implementations of our software solutions are rarely identical, and therefore we cannot accurately predict precisely what will be required to meet these performance standards. If these guarantees and fixed price bids become more common, our profitability may be affected.

We face competition from other software solutions providers, which may reduce our market share or limit the prices we can charge for our software solutions.

Given that we serve numerous vertical markets, we face competition from a large number of competitors ranging in size from small private companies with annual revenues of less than $1 million per year to the larger enterprise resource planning vendors. As a result, in certain market segments, competition can be intense, and significant pricing pressure may exist. To maintain and improve our competitive position, we must continue to develop and to introduce, in a timely and cost-effective manner, new software solutions. In addition, we expect that a substantial portion of our revenue will continue to be derived from renewals of maintenance arrangements with our customers. Although we have experienced relatively stable and predictable attrition relating to these arrangements, increased competition could reduce the need for our maintenance services, as customers could decide to replace our software applications with a competitor’s applications or arrange for a third party to provide maintenance services.

We anticipate additional competition as other established and emerging companies enter the market for our software products and as new products and technologies are introduced. For example, companies that historically have not competed in one of our market segments could introduce new applications based on newer product architectures that could provide for functionality similar to or better than our software products. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to better address the needs of our prospective customers. This risk has increased as our industry trends toward consolidation. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. This competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share for our software products.

Some of our competitors and potential competitors have greater financial, technical, marketing, and other resources, greater name recognition, and a larger installed base of customers than we do. The products of some of our competitors are based on more advanced product architectures or offer performance advantages compared with some of our more mature products. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or may devote greater resources to the development, promotion, and sale of their products than we do. Many competitive factors affect the market for our products and our ability to earn maintenance, professional services and new license revenue. Some of these factors are: vendor and product reputation; industry-specific expertise; cost of ownership; ease and speed of implementation; customer support; product architecture, quality, price and performance; product performance attributes, such as flexibility, scalability, compatibility, functionality and ease of use; and vendor financial stability.

If we cannot attract and retain qualified sales personnel, customer service personnel, and software developers, we may not be able to sell and to support our existing products or to develop new products.

We depend on key technical, sales, and senior management personnel. Many of these individuals would be difficult to replace if they were to leave our employment. In addition, our success is highly dependent on our continuing ability to identify, hire, train, assimilate, motivate, and retain highly qualified personnel, including recently hired officers and other employees. Any such new hire may require a significant transition period prior to making a meaningful contribution to the Company. Periodically, competition for qualified employees is intense in the technology industry, and we have in the past experienced difficulty recruiting qualified employees. Our failure to attract and to retain the necessary qualified personnel could seriously harm our operating results and financial condition.

Our future growth depends, in part, upon our ability to develop new products and to improve existing software products. Our ability to develop new software solutions and to enhance our existing software solutions will depend, in part, on our ability to recruit and to retain top quality software programmers. If we are unable to hire and to retain sufficient numbers of qualified programming personnel, we may not be able to develop new software solutions or to improve our existing software solutions in the time frame necessary to execute our business plan.

The loss of our rights to use software currently licensed to us by third parties could increase our operating expenses by forcing us to seek alternative technology and adversely affect our ability to compete.

We license certain technologies used in our products from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the licensors to adequately maintain or update their products, could delay our ability to ship our products while we seek to implement alternative technology offered by other sources and require significant unplanned investments on our part. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. There is a risk that we will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

Several members of our senior management team are important to our business and if these individuals do not remain with us in the future it may have a negative impact on our financial condition and results of operations.

Our future success depends on the continued efforts and abilities of our senior management team. Their skills, experience and industry contacts significantly benefit us. Although we have employment and non-competition agreements with members of our senior management team, we cannot assure you that they or our other key employees will all choose to remain employed by us. If we lose the services of one or more of these individuals, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results, and financial condition could be harmed. We do not maintain key man life insurance on any of our employees.

We may experience customer attrition, which could affect our revenues more adversely than we expect, and we may be unable to adapt quickly to such attrition. Any significant reduction in revenues as a result of such attrition may have a material adverse effect on our business, results of operations or financial condition.

We expect that a substantial portion of our revenue will continue to be derived from renewals of quarterly and annual maintenance arrangements with our customers, and, to a lesser extent, from professional services engagements for these customers. Although we believe we have strong customer retention rates, attrition in our customer base does occur when existing customers elect not to renew their maintenance arrangements and cease purchasing professional services from us. Customer attrition occurs for a variety of reasons, including a customer’s decision to replace our software product with that of a competing vendor, to purchase maintenance or consulting services from a third-party service provider, or to forego maintenance services altogether. It can also occur when a customer is acquired or ceases operations.

Historically, we have been able to replace more than the revenue lost through attrition with new revenue from maintenance services as well as from price increases for maintenance services. However, any factors that adversely affect the ability of our software products to compete with those available from others, such as availability of competitors’ products offering more advanced product architecture, superior functionality or performance or lower prices, or factors that reduce demand for our maintenance services, such as intensifying price competition, could lead to increased rates of customer attrition.

Currency exchange rate fluctuations and other risks associated with our international operations may adversely affect our operating results.

We are subject to risks of doing business internationally, including fluctuations in currency exchange rates, increases in duty rates, difficulties in obtaining export licenses, difficulties in the enforcement of intellectual property rights and political uncertainties. Our most significant international operations are in the United States, United Kingdom, Continental Europe and Australia. We currently do not typically use derivative instruments to mitigate our exposure to those risks. Although most of our businesses are organized geographically so that many of our expenses are incurred in the same currency as our revenues thus mitigating some of our exposure to currency fluctuations, we are still subject to some foreign currency risk. We may choose to enter into forward foreign exchange contracts from time to time with the objective of mitigating volatility in profit or loss but there is no assurance that these hedging strategies will be effective.

Revenues and expenses generated in foreign currencies are translated at exchange rates during the month in which the transaction occurs. We cannot predict the effect of foreign exchange losses in the future; however, if significant foreign exchange losses are experienced, they could have a material adverse effect on our business, results of operations, and financial condition. In addition, fluctuations in exchange rates could affect the pricing of our products and negatively influence customer demand.

Additional risks we face in conducting business internationally include longer payment cycles and difficulties in managing international operations. These include constraints associated with local laws regarding employment, difficulty in enforcing our agreements through foreign legal systems, complex international tax and financial reporting compliance requirements, and the adverse effects of tariffs, duties, price controls or other restrictions that impair trade.

We may have exposure to unforeseen tax liabilities.

We are subject to income taxes as well as non-income based taxes, in Canada, the United States and various foreign jurisdictions and our tax structure is subject to review by numerous taxation authorities. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. In the ordinary course of a global business, there are many inter-company transactions and calculations where the ultimate tax determination is uncertain. Although we strive to ensure that our tax estimates and filing positions are reasonable, we cannot assure you that the final determination of any tax audits and litigation will not be different from what is reflected in our historical income tax provisions and accruals, and any such differences may materially affect our operating results for the affected period or periods.

The Company is subject to income tax audits by various authorities in respect of prior periods that could result in additional tax expense in future periods. While the outcome of such outstanding audits and claims remains uncertain, it is expected that they will be resolved without a material impact to the Company’s financial position.

We also have exposure to additional non-income tax liabilities. We are subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in Canada, the United States and various foreign jurisdictions.

Impact of geopolitical and other global or local events may have a significant effect on our operations.

Various events, including natural disasters, extreme weather conditions, labour disputes, civil unrest, war and political instability, terrorism, contagious illness outbreaks (including, most recently, the novel coronavirus (COVID-19)), and environmental disasters or the perceived threat or fear of these events, may cause a disruption of our normal operations, including staff shortages, mobility restrictions and other quarantine measures (including as a result of government regulation and prevention measures) and may disrupt the domestic and international travel of our sales and other personnel. The sales cycle for our products includes a period of education for potential customers on the use and benefits of our software solutions, as well as the integration of our software solutions with additional applications utilized by individual customers. Any disruption in the ability of our personnel to travel could have a material and adverse impact on our ability to complete this process and to service these customers or to negotiate new merger and acquisition transactions, which could, in turn, have a material adverse effect on our business, results of operations and financial condition. In addition, these events or the perceived threat or fear of these events may require us to reorganize our day-to-day operations to minimize the associated risks. Any expense related to the reorganization of our day-to-day operations, even on a short-term basis, could also have a material adverse effect on our business, results of operations and financial condition.

The COVID-19 pandemic has had disruptive effects in countries in which we operate and has adversely impacted many of our business units’ operations to date, including through the cancellation by certain customers of their ongoing software maintenance contracts and the suspension or cancellation of new software purchases. The pandemic may also have an adverse impact on many of our customers, including their ability to satisfy ongoing payment obligations to the Company, which could increase our bad debt exposure. The future impacts of the pandemic and any resulting economic impact are largely unknown. It is possible that the COVID-19 pandemic, the measures taken by the governments of countries affected and the resulting economic impact may continue to adversely affect our results of operations, cash flows and financial position as well as its customers in future periods, and this impact could be material.

Potential divestitures of majority owned software businesses may reduce revenues in the short term and create uncertainty among our employees, customers and potential customers, which could harm our business.

Excluding spinouts, we have in the past divested one majority owned software business. Although we have not divested any material businesses in the last ten years, any divestitures could result in a short-term reduction in revenue and could harm our results of operations if we were not able to reduce expenses accordingly or to generate offsetting sources of revenue. To the extent that our consideration of these potential divestitures became known prior to their completion, we could face the risk, among others, that customers and potential customers of the VMS business in question might be reluctant to purchase our software solutions during this period. In addition, we face the risk that we may be unable to retain qualified personnel within the applicable VMS business during this period. Poor economic conditions and a lack of access to the credit markets may lead to difficulty in finding interested buyers for any proposed divestitures. These risks could prevent us from successfully completing on favourable terms, or at all, divestitures that would otherwise be beneficial to us, and may in the process weaken business divisions that we are considering for divestiture. Any of these events could result in a loss of customers, revenues, and employees and could harm our results of operations.

Some of the markets for our software products are characterized by periodic technological advances, and we must improve our software products to remain competitive.

Periodic technological change and associated new product introductions and enhancements characterize the software industry in general. Our current and potential customers increasingly require greater levels of functionality and more sophisticated product offerings. In addition, the life cycles of many of our software products are difficult to estimate. While we believe some of our software products may be nearing the end of their product life cycles, we cannot estimate the decline in demand from our customers for maintenance related to these software products. Accordingly, we believe that our future success depends upon our ability to enhance current software products and to develop and to introduce new products offering enhanced performance and functionality at competitive prices in a timely manner, and on our ability to enable our software products to work in conjunction with other products from other suppliers that our customers may utilize. Our failure to develop and to introduce or to enhance products in a timely manner could have a material adverse effect on our business, results of operations, and financial condition.

We may be unable to respond on a timely basis to the changing needs of our customer base and the new applications we design for our customers may prove to be ineffective. Our ability to compete successfully will depend in large measure on our ability to bring to market effective new products or services, to maintain a technically competent research and development staff, and to adapt to technological changes and advances in the industry. Our software products must remain compatible with evolving computer hardware and software platforms and operating environments. We cannot assure you that we will be successful in these efforts. In addition, competitive or technological developments and new regulatory requirements may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments. If we were required to expend substantial resources to respond to specific technological or product changes, our operating results would be adversely affected.

If we are unable to protect our proprietary technology and that of the VMS businesses that we acquire, our competitive position could be adversely affected.

We have relied, and expect to continue to rely, on a combination of copyright, trademark and trade-secret laws, confidentiality procedures, and contractual provisions to establish, maintain, and protect our proprietary rights. Although patents generally provide greater protection of software products than do trade secrets or copyrights, we currently possess only a limited number of patents. We typically enter into agreements with our employees, consultants, customers, partners and vendors in an effort to control ownership of our intellectual property and access to and distribution of our software, documentation and other proprietary information. Despite these precautions, there may be authors of some of the intellectual property that form parts of our software products who have not assigned their intellectual property rights to us and who have not waived their moral rights with respect thereto. The steps we take may not prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. Despite our efforts to protect our proprietary rights in our intellectual property and that of other businesses we may acquire, unauthorized parties may copy or otherwise obtain and use our proprietary technology or obtain information we regard as proprietary. Policing unauthorized use of our technology, if required, may be difficult, time-consuming, and costly. Our means of protecting our technology may be inadequate.

Third parties may apply for and obtain patent protection for products and services that are similar to our software solutions. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and to use information that we regard as proprietary. Third parties may also independently develop similar or superior technology without violating our proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of Canada and the United States.

Trademark protection is an important factor in establishing product recognition. Our inability to protect our trademarks from infringement could result in injury to any goodwill which may be developed in our trademarks. Moreover, we may be unable to use one or more of our trademarks because of successful third-party claims.

Claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Although we believe that our software products and technology do not infringe proprietary rights of others, litigation may be necessary to protect our proprietary technology and third parties may assert infringement claims against us with respect to their proprietary rights.

Any claims or litigation can be time consuming and expensive regardless of their merit. Infringement claims against us could cause product release delays, require us to redesign our products or to enter into royalty or license agreements that may not be available on terms acceptable to us, or at all.

Software product development delays could harm our competitive position and reduce our revenues.

If we experience significant delays in releasing new or enhanced software products, our position in the market could be harmed and our revenue could be substantially reduced, which would adversely affect our operating results. We have experienced software product development delays in the past and may experience delays in the future. In particular, we may experience software product development delays associated with the integration of recently acquired software products and technologies. Delays may occur for many reasons, including the inability to hire a sufficient number of developers, discovery of bugs and errors, or the inability of our current or future software products to conform to customer and industry requirements.

Our software products may contain errors or defects that could result in lost revenue, delayed or limited market acceptance, or product liability claims with substantial litigation costs.

As a result of their complexity, software products may contain undetected errors or failures when entering the market. Despite testing performed by us and testing and use by current and potential customers, defects and errors may be found in new software products after commencement of commercial shipments or the offering of a network service using these software products. In these circumstances, we may be unable to successfully correct the errors in a timely manner or at all. The occurrence of errors and failures in our software products could result in negative publicity and a loss of, or delay in, market acceptance of those software products. Such publicity could reduce revenue from new licenses and lead to increased customer attrition. Alleviating these errors and failures could require significant expenditure of capital and other resources by us. The consequences of these errors and failures could have a material adverse effect on our business, results of operations, and financial condition.

Because many of our customers use our software products for business-critical applications, any errors, defects, or other performance problems could result in financial or other damage to our customers. Our customers or other third parties could seek to recover damages from us in the event of actual or alleged failures of our software solutions. We have in the past been, and may from time to time continue to be, subject to these kinds of claims. Although our license agreements with customers typically contain provisions designed to limit our exposure to potential claims, as well as any liabilities arising from these claims, the provisions may not effectively protect against these claims and the liability and associated costs. Accordingly, any such claim could have a material adverse effect upon our business, results of operations, and financial condition. In addition, defending this kind of claim, regardless of its merits, or otherwise satisfying affected customers, could entail substantial expense and require the devotion of significant time and attention by key management personnel.

The hosting services of some of our products are dependent on the uninterrupted operation of data centers. Any unexpected interruption in the operation of data centers used could result in customer dissatisfaction and a loss of revenues.

Some of our VMS businesses provide hosting services in respect of some of our software products. These hosting services depend upon the uninterrupted operation of data centers and the ability to protect computer equipment and information stored in these data centers against damage that may be caused by natural disaster, fire, power loss, telecommunications or internet failure, unauthorized intrusion, computer viruses and other similar damaging events. If any of the data centers we use were to become inoperable for an extended period, we might be unable to provide our customers with contracted services. Although we take what we believe to be reasonable precautions against such occurrences, we can give no assurance that damaging events such as these will not result in a prolonged interruption of our services, which could result in customer dissatisfaction, loss of revenue and damage to our business.

As a provider of hosted services, we receive confidential information, including credit card and other financial and accounting data. There can be no assurance that this information will not be subject to loss, destruction, computer break-ins, theft, or other improper activity that could jeopardize the security of information for which we are responsible. Any such lapse in security could expose us to litigation, loss of customers, or otherwise harm our business. In addition, any person who is able to circumvent our security measures could misappropriate proprietary or confidential customer information or cause interruptions in our operations.

We are currently, and may in the future become, subject to civil litigation, which if decided against us, could require us to pay judgments, settlements or other penalties and could potentially result in the dilution of our Common Shares.

In addition to being subject to litigation in the ordinary course of business, we may become subject to class actions, securities litigation or other actions, including anti-trust and anti-competitive actions.

Any litigation may be time consuming, expensive and distracting from the conduct of our daily business. The adverse resolution of any specific lawsuit could have a material adverse effect on our financial condition and liquidity.

In addition, the resolution of those matters may require us to issue additional Common Shares, which could potentially result in the dilution of our Common Shares. Expenses incurred in connection with these matters (which include fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) could adversely affect our cash position.

The market price of the Common Shares will fluctuate.

The market price of the Common Shares will fluctuate due to a number of factors, including:

•	actual or anticipated changes in our results of operations;

•	changes in estimates of our future results of operations by management or securities analysts;

•	announcements of technological innovations or new software products by us or our competitors;

•	general industry changes; or

•	material acquisitions.

In addition, the financial markets have experienced significant price and value fluctuations that have particularly affected the market prices of equity securities of many software companies and that sometimes have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of the Common Shares.

Sales of substantial amounts of Common Shares by our existing shareholders, or the perception that these sales will occur, may cause the market price of the Common Shares to fall.

Our dividend policy may change. We may not pay dividends in the future.

The Board adopted a policy to pay quarterly dividends commencing April 2, 2012. The Company may also pay special dividends from time to time. Although we have paid dividends in the past, there may be circumstances where we may change our position on paying dividends. There is no guarantee we will pay dividends in future years. The dividend policy will be reviewed from time to time by our Board of Directors in the context of our earnings, financial condition and other relevant factors, including the availability of acquisition opportunities and other sources of capital. As indicated in the Company’s March 6, 2014 and February 15, 2021 press releases, the Company will not hesitate to reduce or even eliminate the current quarterly dividend if, at any time, other attractive sources of capital are not readily available. In addition, if the Company fails to pay interest owing on the Debentures in full in cash on any interest payment date in respect of the Debentures, the Company will not be permitted to declare or pay dividends of any kind on the Common Shares until such time as the Company pays such interest to holders of Debentures. See “Description of Capital Structure – Debentures”.

No limit on indebtedness

The trust indenture dated November 19, 2014 between the Company and Computershare Trust Company of Canada, as supplemented by the first supplemental indenture dated September 30, 2015 between the Company and Computershare Trust Company of Canada (the “Indenture”) does not limit the ability of the Company to incur additional debt or liabilities (including senior indebtedness). In order to finance acquisitions from time-to-time, the Company expects to draw down additional indebtedness under its credit facility, enter new credit facilities without recourse to CSI, and may also issue additional Debentures at any time. The additional indebtedness will increase the interest payable by the Company from time-to-time until such amounts are repaid, which will represent an increase in the Company’s cost and a potential reduction in the Company’s income. In addition, the Company may need to find additional sources of financing to repay these amounts when they become due. There can be no guarantee that the Company will be able to obtain financing on terms acceptable to it or at all at any such time.

If our security measures for our products and services are compromised and as a result, our data, our customers’ data or our IT systems are accessed improperly, made unavailable, or improperly modified, our products and services may be perceived as vulnerable, our brand and reputation could be damaged, the IT services we provide to our customers could be disrupted, and customers may stop using our products and services, all of which could reduce our revenue and earnings, increase our expenses and expose us to legal claims and regulatory actions.

We are in the IT business, and certain of our products and services, store, retrieve, manipulate and manage our customers’ information and data, external data, as well as our own data.

At times, we encounter attempts by third parties (which may include nation states and individuals sponsored by them) to identify and exploit product and service vulnerabilities, penetrate or bypass our security measures, and gain unauthorized access to our or our customers’, partners’ and suppliers’ software, hardware and cloud offerings, networks and systems, any of which could lead to the compromise of personal information or the confidential information or data of Constellation or our customers. Computer hackers and others may be able to develop and deploy IT related viruses, worms, and other malicious software programs that could attack our networks, systems, products and services, exploit potential security vulnerabilities of our networks, systems, products and services, create system disruptions and cause shutdowns or denials of service. This is also true for third-party data, products or services incorporated into our own products and services. Data may also be accessed or modified improperly as a result of customer, partner, employee or supplier error or malfeasance and third parties may attempt to fraudulently induce customers, partners, employees or suppliers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our data, our customers’, suppliers’ or partners’ data or the IT systems of Constellation, its customers, suppliers or partners.

In Canada, the Personal Information Protection and Electronic Documents Act requires businesses to give notice of any breaches of security safeguards affecting personal information to the affected individuals and Privacy Commissioner where there is a real risk of significant harm to the affected individuals and impose the keeping of a register of such breaches. Failure to comply with the reporting and record keeping obligations may result in a fine. There is also proposed legislation in Canada at the federal level and in Quebec that could result in fines of up to 5% of a company’s annual revenue federally and 4% in Quebec, which fines could be issued in connection with a data breach. Neither the proposed federal nor the proposed Quebec legislation has passed as of the date of this Annual Information Form. In Europe, the General Data Protection Regulation provides obligations that apply internationally to entities that control or process the personal data of citizens in the territory of the European Union. This legislation also includes mandatory breach notification provisions as part of a comprehensive regime that governs the processing of personal information. Penalties for violations can be up to 4% of a company’s total annual revenue. In The United States, the Health Insurance Portability and Accountability Act of 1966, as amended by the Health Information Technology for Economic and Clinical Health Act and implementing regulations mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common health care transactions (such as health care claims information and plan eligibility, referral certification and authorization, claims status, plan enrolment, coordination of benefits and related information), as well as standards relating to the privacy and security of individually identifiable health information, which govern the use and disclosure of such information and require the adoption of administrative, physical and technical safeguards to protect such information. In addition, many U.S. states, Canadian provinces and other countries have enacted similar laws addressing the privacy and security of health-related information. Failure to comply with laws addressing the privacy and security of health-related information could result in the imposition of significant fines and/or criminal penalties.

The consequences of security breaches, compliance with privacy and data protection laws and regulations and the potential liability associated with the failure to comply with these laws could have a material adverse effect on our business, results of operations, and financial condition.

DIVIDENDS

Dividends

Since January 1, 2020, we have declared the following cash dividends on our Common Shares:

Class of Shares	Date of Payment	Amount of Dividend Per Share	Record Date for Payment
Common	April 14, 2023	US$1.00 (quarterly)	April 6, 2023
Common	January 11, 2023	US$1.00 (quarterly)	December 20, 2022
Common	October 11, 2022	US$1.00 (quarterly)	September 20, 2022
Common	July 11, 2022	US$1.00 (quarterly)	June 20, 2022
Common	April 12, 2022	US$1.00 (quarterly)	March 16, 2022
Common	January 11, 2022	US$1.00 (quarterly)	December 20, 2021
Common	October 8, 2021	US$1.00 (quarterly)	September 17, 2021
Common	July 10, 2021	US$1.00 (quarterly)	June 19, 2021
Common	April 9, 2021	US$1.00 (quarterly)	March 16, 2021
Common	January 11, 2021	US$1.00 (quarterly)	December 18, 2020
Common	October 9, 2020	US$1.00 (quarterly)	September 18, 2020
Common	July 10, 2020	US$1.00 (quarterly)	June 19, 2020
Common	April 7, 2020	US$1.00 (quarterly)	March 16, 2020

Effective January 2012, our policy is to pay quarterly dividends, subject to Board approval, based on our historical practice and may pay special dividends from time to time. The Board of Directors will determine if and when dividends should be declared and paid in the future based on all relevant circumstances, including the desirability of financing further growth of the Company and our financial position at the relevant time. There is no guarantee that dividends will continue to be paid in the future.

On December 18, 2020, the Company declared a special dividend pursuant to which all holders of Common Shares of record on December 28, 2020 were entitled to receive, by way of a dividend-in-kind, 1.859817814 subordinate voting shares of Topicus.com Inc. for each Common Share held. The dividend was distributed on January 4, 2021.

On February 6, 2023, the Company declared a special dividend pursuant to which all holders of Common Shares of record on February 16, 2023 were entitled to receive, by way of a dividend-in-kind, 3.0003833 subordinate voting shares of Lumine Group Inc. for each Common Share held. The dividend was distributed on February 23, 2023.

Dividend Reinvestment Plan

Effective May 16, 2013, the Company adopted a dividend reinvestment plan (the “DRIP”), under which all registered holders of Common Shares in Canada are eligible to participate. Non-registered holders of Common Shares may be able to participate through their financial institution, broker or other intermediary through which their Common Shares are held. Alternatively, non-registered holders of Common Shares may become registered holders of such shares in order to participate in the DRIP. Computershare Trust Company of Canada is the agent and administrator of the DRIP.

Pursuant to the DRIP, eligible participants are permitted to increase their investment in the Company by choosing to automatically reinvest cash dividends received on the Common Shares held by them in additional Common Shares, which will be purchased by the Company (or a trustee, custodian or administrator on the Company’s behalf) on the open market, or at the Company’s discretion, issued from treasury. If the Common Shares issued pursuant to the DRIP are to be issued from treasury, such Common Shares will be issued at a price equal to the weighted average market price of the Common Shares on the TSX for the five trading days immediately preceding the applicable dividend payment date. To date, the Company has satisfied its obligation under the DRIP by purchasing shares on the open market.

DESCRIPTION OF CAPITAL STRUCTURE

Share Capital

The authorized capital of the Company consists of an unlimited number of Common Shares and a number of Preferred Shares, issuable in series, limited to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any Preferred Shares. As at March 29, 2023 there were 21,191,530 Common Shares outstanding and no Preferred Shares outstanding.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend all of our annual and special meetings of the shareholders and to one vote in respect of each Common Share held at all such meetings. The holders of the Common Shares are entitled, at the discretion of the Board, to receive out of any or all of our profits or surplus properly available for the payment of dividends, any dividend declared by the Board and payable on the Common Shares. The holders of the Common Shares will participate ratably in any distribution of assets, or liquidation, dissolution or winding-up or other distribution of our assets among shareholders for the purpose of winding up our affairs.

Preferred Shares

The Preferred Shares will be issuable in one or more series, where the Board will be authorized to fix the number of shares of each series, subject to the limitation on the number of Preferred Shares to be issued as described below, and to determine for each series, subject to the terms and conditions set out herein, the designation, rights, privileges, restrictions and conditions, including dividend rates, redemption prices, conversion rights and other matters.

Ranking and Priority

Each series of Preferred Shares will be entitled to priority over the Common Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs. The Preferred Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the Common Shares and any other shares of the Company ranking junior to the Preferred Shares, as may be determined by the Board.

Parity Among Series

Each series of Preferred Shares will rank on a parity with every other series of Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Participation Upon Liquidation, Dissolution or Winding Up

In the event of the liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to receive from the assets of the Company any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital which are not paid in full in respect of any Preferred Shares and any redemption price or other liquidation amount in accordance with the rights, terms and conditions of any particular series, before any amount is paid or any assets of the Company are distributed to the holders of any Common Shares or shares of any other class ranking junior to the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to them as above provided they will not be entitled to share in any further distribution of assets of the Company among its shareholders for the purpose of winding up its affairs.

Dividends

The holders of each series of Preferred Shares will be entitled to receive dividends (which may be cumulative or non-cumulative and variable or fixed) as and when declared by the Board.

Conversion

No series of Preferred Shares will be convertible into any other class of shares but they may be convertible into another series of Preferred Shares.

Redemption

Each series of Preferred Shares may be redeemable by the Company on such terms as may be determined by the Board.

Voting

Holders of any series of Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of Preferred Shares or a series thereof) to receive notice of, attend at, or vote at any meeting of shareholders of the Company, unless the Board determines otherwise, in which case voting rights will only be provided in circumstances where the Company has failed to pay a certain number of dividends on such series of Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, will be determined by the Board and set out in the designations, rights, privileges, restrictions and conditions of such series of Preferred Shares.

Debentures

In connection with the 2014 Rights Offering, on October 1, 2014 and November 19, 2014, the Company issued two tranches of Debentures with an aggregate principal amount of C$96.0 million for total proceeds of C$91.2 million to the Company. In connection with the 2015 Rights Offering, on September 30, 2015, the Company issued another tranche of Debentures with a total principal amount of C$186.2 million for total proceeds of C$214.1 million. The Debentures have a maturity date of March 31, 2040 (the “Maturity Date”). The interest rate from and including March 31, 2022 to but excluding March 31, 2023 is 9.9%. The interest rate from and including March 31, 2023 to but excluding March 31, 2024 will be 13.3%. From and including March 31, 2024 to but excluding the Maturity Date, the interest rate applicable to the Debentures will be reset on an annual basis on March 31 of each year, at a rate equal to the annual average percentage change in the All-items Consumer Price Index during the 12 month period ending on December 31 in the prior year (which amount may be positive or negative) plus 6.5%. Notwithstanding the foregoing, the interest rate applicable to the debentures will not be less than 0%. The Company may, subject to certain approvals, elect to make payment in kind (a “PIK Election”), in lieu of paying interest in cash, to satisfy all or any portion of its interest obligation payable on an interest payment date by issuing to each Debenture holder Debentures equal to the amount of the interest obligation to be satisfied (“PIK Debentures”). The PIK Debentures will have the same terms and conditions as the Debentures and will form part of the principal amount of the Debentures. If, on any interest payment date, the Company fails to pay the amount of interest owing on the Debentures in full in cash, the Company will not (A) declare or pay dividends of any kind on the Common Shares, nor (B) participate in any share buyback or redemption involving the Common Shares, until the date on which the Company pays such interest (or the unpaid portion thereof) in cash to holders of the Debentures; however, if the Company has issued PIK Debentures in respect of all or a portion of the amount of interest owing on the Debentures on one or more interest payment dates, the Company may resume declaring or paying dividends of any kind on the Common Shares and participating in any share buyback or redemption involving the Common Shares beginning on the earlier of (i) the next interest payment date in respect of which the Company pays the amount of interest owing on the Debentures in full in cash and (ii) the date on which the Company repays all amounts owing under the PIK Debentures. All payments in respect of the Debentures will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company.

The Debentures will be redeemable in certain circumstances at the option of the Company or the holder. During the period beginning on March 16 and ending on March 31 of each year, the Company will have the right, at its option, to give notice to holders of Debentures of its intention to redeem the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for redemption. During the period beginning on March 1 and ending on March 15 of each year, holders of Debentures will have the right, at their option, to give notice to the Company of their intention to require the Company to repurchase (or to “put”) the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for repurchase.

Upon the occurrence of a change of control of the Company involving the acquisition of voting control or direction of more than 50% of the votes represented by the issued and outstanding Common Shares by any person or group of persons acting jointly or in concert (a “Change of Control”), each holder of Debentures may require the Company to purchase, on the date which is 30 days following the giving of notice of the Change of Control as set out below (the “Change of Control Put Date”), the whole or any part of such holder’s Debentures at a price equal to 100% of the principal amount thereof (the “Change of Control Put Price”) plus accrued and unpaid interest up to, but excluding, the Change of Control Put Date. If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered for purchase on the Change of Control Put Date, the Company will have the right to redeem all the remaining Debentures on such date at the Change of Control Put Price, together with accrued and unpaid interest to such date. Notice of such redemption must be given to the debenture trustee prior to the Change of Control Put Date and, as soon as possible thereafter, by the debenture trustee to the holders of the Debentures not tendered for purchase.

The rights of the holders of the Debentures as well as any other series of debentures that may be issued under the Indenture may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture contains certain provisions which will make binding on all Debenture holders resolutions passed at meetings of the holders of the debentures issued under the Indenture by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the then outstanding debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the then outstanding debentures. In certain cases, the modification will, instead of or in addition to the foregoing, require assent by the holders of the required percentage of debentures of each particularly affected series. Under the Indenture, the debenture trustee will have the right to make certain amendments to the Indenture in its discretion, without the consent of the holders of Debentures.

The Indenture provides that an event of default (“Event of Default”) in respect of the Debentures will occur if certain events described in the Indenture occur, including if any one or more of the following described events has occurred and is continuing with respect to the Debentures: (i) failure to pay principal or premium, if any, on the Debentures, whether at the maturity date, upon redemption, by acceleration or otherwise; or (ii) certain events of bankruptcy, insolvency or reorganization of the Company under bankruptcy or insolvency laws. Subject to the senior indebtedness postponement provisions, if an Event of Default has occurred and is continuing, the debenture trustee may, in its discretion, and shall, upon the request of holders of not less than 25% in principal amount of the then outstanding Debentures, declare the principal of (and premium, if any) and accrued interest on all outstanding Debentures to be immediately due and payable.

As at March 29, 2023, the total principal amount of the debentures outstanding was C$282 million.

MARKET FOR SECURITIES

The Common Shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “CSU”. The monthly price ranges and total monthly trading volumes for the Common Shares on the TSX during the most recently completed fiscal year were as follows:

Month	Share Price (C$ per share)		Total Monthly Volumes (# of Shares)
	High	Low
January 2022	2,380.99	1,995.04	810,200
February 2022	2,274.41	1,995.02	767,600
March 2022	2,230.03	2,017.74	910,300
April 2022	2,294.99	2,000.24	623,200
May 2022	2,072.37	1,840.83	752,900
June 2022	2,032.63	1,793.93	736,000
July 2022	2,184.25	1,884.03	593,600
August 2022	2,221.92	1,973.38	661,000
September 2022	2,069.99	1,879.30	696,200
October 2022	2,060.05	1,783.98	570,100
November 2022	2,177.98	1,827.33	683,200
December 2022	2,209.97	2,065.73	590,800
Total			8,395,100

The Debentures are listed on the TSX under the symbol “CSU.DB”. The monthly price ranges and total monthly trading volumes for the Debentures on the TSX during the most recently completed fiscal year were as follows (trading prices include accrued interest):

Month	Debenture Price (C$ per $100 of principal)		Total Monthly Volume (per $100 principal amount)
	High	Low
January 2022	141.00	139.00	46,967
February 2022	143.00	140.10	3,140
March 2022	145.00	140.10	5,957
April 2022	144.50	142.00	6,345
May 2022	148.00	142.00	5,150
June 2022	149.50	143.50	14,975
July 2022	145.75	142.00	22,915
August 2022	143.00	140.01	7,690
September 2022	140.00	135.00	18,090
October 2022	140.00	137.88	13,085
November 2022	141.00	137.00	35,260
December 2022	139.50	137.00	35,990
Total			215,564

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Designation of Class	Number of Securities Held in Escrow or Subject to a Contractual Restriction on Transfer	Percentage of Class
Common Shares	117,166	0.55%

Computershare Trust Company of Canada is acting as escrow agent for all of the above securities pursuant to the terms of our employee bonus plan and employee share ownership plan. Generally, one third of the Common Shares acquired pursuant to the plan will be released from escrow on the first business day in January in each of the third, fourth and fifth year after the date of acquisition.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets out, for each of our directors and executive officers as of March 29, 2023, the person’s name, municipality of residence, position(s) with CSI, principal occupation and, if a director, the year in which the person became a director. Our directors are elected annually and, unless re-elected, retire from office at the end of the next annual general meeting of shareholders. As of March 29, 2023, our directors and executive officers (as a group) owned, or exerted direction or control over, a total of (i) 1,404,114 Common Shares representing 6.6% of our total outstanding Common Shares, (ii) a total of 1,825,564 of the outstanding subordinate voting shares of Topicus.com Inc., a subsidiary of CSI, representing 2.2% of such subordinate voting shares, (iii) a total of 36,958,920 of the outstanding ordinary units of Topicus Coop, a subsidiary of CSI, representing 28.5% of such outstanding ordinary units, and (iv) a total of 2,929,901 of the outstanding subordinate voting shares of Lumine Group Inc., a subsidiary of CSI, representing 4.6% of such subordinate voting shares

Name and Place of Residence	Positions with CSI	Principal Occupation	Director Since	Common Shares of CSI Beneficially Held or Over Which Control is Exercised
LAWRENCE CUNNINGHAM New York, NY, USA	Director and Vice-Chairman of the Board	Special Counsel and Emeritus Professor	2017	1,178
MARK LEONARD Toronto, Ontario, Canada	President	President of CSI	1995	430,282	(4)
LORI O’NEILL (1) (3) Ottawa, Ontario, Canada	Director	Consultant	2018	163
DONNA PARR Toronto, Ontario, Canada	Director	President, Crimson Capital	2020	46
ROBERT KITTEL(1) (2) Toronto, Ontario, Canada	Director	Chief Operating Officer of The Westaim Corporation	2013	1,117
CLAIRE KENNEDY Toronto, Ontario, Canada	Director	Senior Advisor, Bennett Jones LLP	2022	157
LAURIE SCHULTZ Vancouver, British Columbia, Canada	Director	Consultant	2021	132
BERNARD ANZAROUTH Montreal, Quebec, Canada	Chief Investment Officer	Chief Investment Officer	N/A	148,562
DANIEL ZINMAN Toronto, Ontario, Canada	President, Perseus Operating Group	President, Perseus Operating Group	N/A	10,177
JAMAL BAKSH Toronto, Ontario, Canada	Chief Financial Officer	Chief Financial Officer	N/A	2,345

Name and Place of Residence	Positions with CSI	Principal Occupation	Director Since	Common Shares of CSI Beneficially Held or Over Which Control is Exercised
JEFF BENDER Ottawa, Ontario, Canada	Director and Chief Executive Officer, Harris Operating Group	Chief Executive Officer, Harris Operating Group	2013	78,179
JOHN BILLOWITS Toronto, Ontario, Canada	Director and Chairman of the Board	Consultant	2020	37,697
MARK DENNISON Toronto, Ontario, Canada	General Counsel and Secretary	General Counsel and Secretary of CSI	N/A	3,179
MARK MILLER Oakville, Ontario, Canada	Director and Chief Operating Officer of CSI, Chief Executive Officer, Volaris Operating Group, Director and Chairman of Lumine Group Inc.	Chief Operating Officer of CSI and Chief Executive Officer, Volaris Operating Group	2013	280,551
DEXTER SALNA Toronto, Ontario, Canada	Director and Chairman, Perseus Operating Group	Chairman, Perseus Operating Group	2019	251,978
BARRY SYMONS Toronto, Ontario, Canada	Director and Chief Executive Officer, Jonas Operating Group	Chief Executive Officer, Jonas Operating Group	2020	153,310
ROBIN VAN POELJE Blaricum, The Netherlands	Director, Chief Executive Officer and Chairman, Topicus.com Inc., Director, Lumine Group Inc.	Director, Chief Executive Officer, and Chairman, Topicus.com Inc.	2018	3,161
SUSAN GAYNER(1) Richmond, VA, USA	Director	Consultant	2019	116

Name and Place of Residence	Positions with CSI	Principal Occupation	Director Since	Common Shares of CSI Beneficially Held or Over Which Control is Exercised
ANDREW PASTOR (2) Toronto, Ontario, Canada	Director	Partner, EdgePoint	2020	47
DAMIAN MCKAY Templestowe, Australia	Chief Executive Officer, Vela Software Group	Chief Executive Officer, Vela Software Group	NA	1,737

(1)	Member of Audit Committee.
(2)	Member of Compensation, Nominating and Human Resources Committee.
(3)

Ms. O’Neill was a director of DragonWave Inc. from June 13, 2013 to July 31, 2017. Following Ms. O’Neill’s resignation on July 31, 2017, the Ontario Superior Court of Justice appointed a receiver over the business and assets of DragonWave Inc., following an application of Comerica Bank as Agent for DragonWave Inc.’s senior lenders, pursuant to the Bankruptcy and Insolvency Act (Canada). On July 20, 2017, the shares of DragonWave Inc. were halted from trading on the TSX by the Investment Industry Regulatory Organization of Canada. The shares of DragonWave Inc. were delisted from the TSX and the NASDAQ on August 30, 2017 and August 2, 2017, respectively.

(4)

On August 5, 2015, the Company announced that L6 Holdings Inc. (formerly known as 1388369 Ontario Inc.), an Ontario corporation (“L6”) which as of August 5, 2015 owned 1,000,000 Common Shares (representing approximately 4.7% of the issued and outstanding Common Shares of CSI) and which was previously controlled by Mr. Leonard, President and Chairman of the Board, is now controlled exclusively by the adult children of Mr. Leonard.

Biographies

The following are brief profiles of our executive officers and directors, including a description of each individual’s principal occupation within the past five years.

Lawrence Cunningham — Director and Vice-Chairman of the Board

Mr. Cunningham joined the Board in August 2017. Mr. Cunningham is the Founder of the Quality Shareholders Group, Special Counsel of Mayer Brown LLP, and Professor Emeritus at George Washington University.    He has served on numerous public and private boards, including currently as a director of Kelly Partners Group Holdings (Australian Stock Exchange). He is a Trustee of the Museum of American Finance; on the Advisory Board of the Ben Graham Centre for Value Investing, Ivey Business School, University of Western Ontario; and a member of the Dean’s Council of Lerner College of Business of the University of Delaware. Previous positions include practicing corporate law with Cravath, Swaine & Moore; Academic Dean of Boston College Law School; and Director of the Heyman Center on Corporate Governance at Cardozo Law School. In 2018, he received the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors (NACD). Prof. Cunningham holds a bachelor’s degree in economics (with honors) from the University of Delaware and a juris doctor (law) degree from Cardozo (magna cum laude).

Mark Leonard — President

Mr. Leonard founded CSI in 1995. Prior to founding CSI, Mr. Leonard worked in the venture capital business for eleven years. Mr. Leonard holds a BSc. from the University of Guelph, and a MBA from the University of Western Ontario. Mr. Leonard is currently a director of Topicus.com Inc.

Lori O’Neill — Director

Ms. O’Neill joined the Board in March 2018. Ms. O’Neill is a FCPA, FCA, corporate director and independent financial consultant to growth companies, after serving over 24 years with Deloitte LLP.

As a partner at Deloitte LLP with various national and industry leadership roles, she focused on advising growth companies from start-up to multinationals, supporting complex transactions, private and public equity offerings, mergers and acquisitions in Canada and the U.S. She was previously the chair of the audit committee for Sierra Wireless, Inc. and has served boards of numerous public and private technology companies, non-profit organizations and crown corporations. Ms. O’Neill graduated from Carleton University with a Bachelor of Commerce Highest Honors in 1988, achieved her CPA, CA designation in 1990, her U.S. CPA designation in 2003, and completed the ICD Director Education Program attaining the ICD.D.

Donna Parr – Director

Ms. Parr has significant experience in venture and private equity investing and corporate finance working for Canadian Medical Discoveries Fund, Ontario Municipal Employees Retirement System, Canada Pension Plan, and several other institutional investors. Ms. Parr has served on 35 boards of private companies primarily on behalf of institutional investors and several as an Independent Corporate Director, including a term as a director of CSI from 1995 to 2003. Ms. Parr is currently a Managing Partner at Cross-Border Impact Ventures, the President of Crimson Capital and has been with Crimson Capital since 2009. Ms. Parr holds an MBA from York University and Masters and Honours degrees from the University of Toronto in International Relations. Ms. Parr is currently a director of Topicus.com Inc.

Robert Kittel — Director

Mr. Kittel joined our Board in 2013. Mr. Kittel has been the Chief Operating Officer of The Westaim Corporation since January 2013. The Westaim Corporation is a Canadian-based publicly traded financial and investment holding company. Previously he was a Partner and Portfolio Manager at Goodwood Inc., an investment management firm that he joined in 2002. From 2000 through 2002, he was Vice President and Analyst of a Canadian-based hedge fund investment firm. From 1997 through 2000, Mr. Kittel was employed by the Cadillac Fairview Corporation, a commercial real estate development company in the investments area. Prior to 1997, Mr. Kittel was a staff accountant at KPMG LLP. Mr. Kittel has served as a director on several public boards, both in Canada and the United States. Mr. Kittel holds a BBA Honours (Gold Medalist) from Wilfrid Laurier University and is a Chartered Professional Accountant and a Chartered Financial Analyst.

Claire Kennedy — Director

Ms. Kennedy joined our Board in 2022. Ms. Kennedy is a Senior Advisor, Clients & Industries at Bennett Jones LLP, a role she has held since 2019, prior to which she was a partner of the firm from 2009. Ms. Kennedy received her BASc in Chemical Engineering & Applied Chemistry from the University of Toronto in 1989 and her LL.B from Queen’s University in 1994. Called to the bar in Ontario in 1996, Ms. Kennedy was law clerk to the late Honourable Mr. Justice Charles D. Gonthier of the Supreme Court of Canada. Ms. Kennedy currently serves as Lead Director of the Bank of Canada, Chair of the Audit Committee of Alamos Gold Inc. and Chair of the Board at Neo Performance Materials Inc. Ms. Kennedy is past Chair of the University of Toronto’s Governing Council and she is a member of the Dean’s Advisory Board at the Rotman School of Management.

Laurie Schultz — Director

Ms. Schultz joined our Board in 2021. Ms. Schultz has over thirty years of experience in the software and technology sectors, including leadership of several multi-million-dollar software businesses spanning the personal finance, small business accounting, SaaS, mid-market ERP, and GRC categories. Ms. Schultz served as the President and CEO of Galvanize from 2011 until it was sold in 2021. Starting in 2004 she held several executive positions at Sage including serving as VP and GM at Sage’s Mid-Market ERP business group from 2007 until 2011. Ms. Schultz was a Senior Manager at KPMG from 1996 until 1999 and was a Senior Manager at Telus Communications from 1989 until 1996. Ms. Schultz holds a Bachelor of Commerce and an MBA from the University of Alberta.

Daniel Zinman — President, Perseus Operating Group

Mr. Zinman joined CSI in 2005. Before his appointment to President of the Perseus Operating Group in January 2023, Mr. Zinman was a Portfolio Manager at Perseus where he sourced, led and managed several investments. Prior to joining CSI, Mr. Zinman held positions in consulting with Bain & Company, Private Equity with Kilmer Capital Partners, and Business Development with Somerset Entertainment. Mr. Zinman holds a B.A. (honours) from McGill University and MBA from the Rothman School of Management at the University of Toronto.

Bernard Anzarouth — Chief Investment Officer

Mr. Anzarouth joined CSI in 1995. He works closely with our operating groups to identify and pursue opportunities for platform acquisitions and acquisitions in our existing vertical markets on a global basis. Before joining CSI, Mr. Anzarouth was AVP Business Development for Ascom Inc., a Swiss-based technology corporation from 1993 to 1994. Prior to that Mr. Anzarouth held various positions with IBM. Mr. Anzarouth holds a B.Eng. in Electrical/Computer Engineering from McGill University and an MBA from the European Institute of Business Administration (INSEAD). Mr. Anzarouth is currently a director of Topicus.com Inc.

Jamal Baksh – Chief Financial Officer

Mr. Baksh has been with CSI since 2003 when he joined as Controller of the Jonas Operating Group. Mr. Baksh is currently the Chief Financial Officer of CSI. Prior to assuming this role, he has served in a number of senior executive roles within Jonas and CSI including Vice President of Finance for CSI reporting to the Chief Financial Officer. Mr. Baksh is a Certified Management Accountant and holds an Honours Bachelor of Mathematics degree from the University of Waterloo. Mr. Baksh is currently a director of and the Chief Financial Officer of Topicus.com Inc.

Jeff Bender — Director and Chief Executive Officer, Harris Operating Group

Mr. Bender joined CSI in 1999 after spending 7 years at Deloitte LLP. Mr. Bender has been the Chief Executive Officer for Constellation’s Harris Operating Group since 2002 and was appointed to the Board of CSI in 2013. Mr. Bender is a Chartered Professional Accountant and holds a BCom from Carleton University. Mr. Bender also serves on the Board of Directors of Aptean, a privately held vertical market software company and Topicus.com Inc.

John Billowits – Director and Chairman of the Board

Mr. Billowits was previously employed by CSI from 2003 until 2020, most recently as the Chief Executive Officer of the Vela Operating Group. Prior to being CEO of the Vela Operating Group, he was the Chief Financial Officer of CSI and was the President of Jonas Club division. Prior to joining CSI, Mr. Billowits held a number of roles with Bain & Company, Dell Computers and PwC. Mr. Billowits is a Chartered Professional Accountant, holds an MBA with Distinction from the London Business School and Honours BBA with Distinction from Wilfrid Laurier University. Mr. Billowits also serves on the Board of Directors of Togetherwork, a privately held vertical market software company, Computer Modelling Group Ltd. and Topicus.com Inc.

Mark Dennison — General Counsel and Secretary, CSI

Mr. Dennison joined CSI in 2001, initially working within the Volaris Operating Group and moving to CSI head office in 2007. Prior to joining Constellation, Mr. Dennison worked in the law department at Bombardier Aerospace. Mr. Dennison was called to the Bar of Ontario in 1999. He has received an LL.B. from the University of Toronto and a B.A. from the University of Windsor.

Mark Miller — Director, Chief Executive Officer, Volaris Operating Group, Chief Operating Officer, Constellation Software, Chairman of Lumine Group Inc. Board of Directors

Mark Miller has worked with CSI, Volaris Operating Group and its subsidiaries for more than 20 years. He spends the majority of his time as the Chief Executive Officer of Volaris Operating Group and serves as Director and Chief Operating Officer of CSI, as well as Chairman of the Board of Lumine. Mark also currently serves on the board of ventureLAB, Computer Modeling Group, and IOVIA. Previously, he served on the boards of pVelocity, Medgate (now known as Cority), and EISI. He also holds a BS in Statistics and Mathematics from McMaster University in Hamilton, Ontario.

Dexter Salna — Director and Chairman, Perseus Operating Group

Mr. Salna joined CSI in 1995. Dexter is currently the Chairman of the Perseus Operating Group and served as the President of the Perseus Operating Group until the end of 2022. Prior to his involvement with the Perseus Operating Group, Mr. Salna held various senior executive positions with our Volaris Operating Group. From January 2000 to March 2001, Mr. Salna took a leave of absence from Volaris to pursue other business opportunities. Mr. Salna received a B.A.Sc. in Civil Engineering from the University of Toronto, an M.S. in Construction Management and Engineering from Stanford University and an M.B.A. from Harvard Business School.

Barry Symons — Director, Chief Executive Officer, Jonas Operating Group

Mr. Symons joined CSI in 1997. During his tenure with CSI, Mr. Symons has held various senior financial and operational management positions within CSI and our subsidiaries. In August 2007 Mr. Symons was appointed to the role of Chief Executive Officer of our Jonas Operating Group. Prior to this appointment he was the Chief Financial Officer of CSI from 2004 to 2007. Before joining CSI, Mr. Symons was with a major international accounting firm in varying roles of increasing responsibility. Mr. Symons holds a Chartered Accountancy designation and a BBA (Honours) degree from Wilfrid Laurier University both of which were received with distinction.

Robin Van Poelje — Director, Chairman and Chief Executive Officer, Topicus.com Inc.

Mr. Van Poelje has been with CSI since January 2014 when CSI acquired TSS. From January 2010 to 2020, Mr. Van Poelje had been the Chief Executive Officer of TSS, based in the Netherlands. Mr. Van Poelje is the Chairman and Chief Executive Officer of Topicus.com Inc. Mr. Van Poelje is also a Director of Lumine Group Inc. Mr. Van Poelje holds a Msc. in Economics from the University of Groningen, the Netherlands and is a post graduate in Marketing and Strategy from École Supérieure de Commerce de Montpellier, France.

Susan Gayner — Director

Ms. Gayner joined our Board in 2019. Ms. Gayner recently retired as President and CEO of ParkLand Ventures, Inc., an owner-operator of multifamily housing communities in the US, where she had been since 2008. She is a Chemical Engineer by training and prior to her tenure with ParkLand served in various capacities with both the DuPont Company and Hercules, Inc. She previously served on the board of directors of Synalloy Corporation. She holds a BA (Chemistry) and an ME (Chemical Engineering), both from the University of Virginia.

Andrew Pastor – Director

Mr. Pastor is currently a Partner at EdgePoint and has been with EdgePoint since 2013. Mr. Pastor was an equity research analyst at Sionna Investment Managers from 2010 to 2012 and previously spent four years at BMO Harris Investment Management. From 2016 to 2020 (prior to his formal appointment to the Board), Mr. Pastor had been engaged as an unpaid Board observer to Constellation’s Board of Directors. Mr. Pastor has a BA from the University of Western Ontario and is a CFA charterholder.

Damian McKay, Chief Executive Officer, Vela Software Group

Mr. McKay is currently the CEO of Vela Software. Mr. McKay has been with Constellation Software (CSI) since 2015 when he joined with CSI’s acquisition of Datamine where he was the CEO. Prior to joining CSI, Mr. McKay held a number of roles with GE and two electric utilities. Mr. McKay holds a Bachelor of Business from RMIT and Graduate Diploma in Applied Finance & Investment from the Securities Institute of Australia.

Committees of the Board

The Board of Directors has an audit committee and a compensation, nominating and human resources committee.

Audit Committee

The audit committee assists the Board in fulfilling its responsibilities for oversight and supervision of financial and accounting matters. The committee supervises the adequacy of internal accounting controls and financial reporting practices and procedures and the quality and integrity of audited and unaudited financial statements, which includes discussions with external auditors. The committee monitors the management of financial risk throughout our organization.

Audit Committee Charter

Our audit committee operates under a written charter that sets out its responsibilities and composition requirements. A copy of this charter is attached as Appendix “A” to this Annual Information Form.

Relevant Education and Experience

All members of the audit committee meet the independence criteria set out in Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”). The following sets out the relevant education and experience of each director relevant to the performance of his duties as a member of the audit committee:

Mr. Kittel is the Chief Operating Officer of The Westaim Corporation. He also served as a director on several public boards, both in Canada and the United States. Mr. Kittel holds a BBA Honours (Gold Medalist) from Wilfrid Laurier University and is a Chartered Professional Accountant and a Chartered Financial Analyst.

Ms. O’Neill was an audit partner at Deloitte LLP from 1996 to 2012. She also serves as a director on several boards previously including Sierra Wireless. Ms. O’Neill is a Chartered Professional Accountant.

Ms. Gayner recently retired as President and CEO of ParkLand Ventures, Inc., an owner-operator of multifamily housing communities in the US, where she had been since 2008. She is a Chemical Engineer by training and prior to her tenure with ParkLand served in various capacities with both the DuPont Company and Hercules, Inc. She previously served on the board of directors of Synalloy Corporation. She holds a BA (Chemistry) and an ME (Chemical Engineering), both from the University of Virginia.

Based on the above information provided by each director, we believe that all members of the audit committee are “financially literate” as that term is defined in MI 52-110.

Pre-Approval Policies and Procedures

The audit committee reviews and approves all audit and non-audit services performed by our auditors in advance of services being performed.

Auditor Fee Disclosure

The following table sets forth the fees billed or accrued for various services provided by KPMG LLP and its affiliates to the Company during the Company’s last two fiscal years:

Services	Fees Accrued During the Year Ended (C$)
	December 31, 2022	December 31, 2021
Audit Fees	2,286,433	1,575,854
Statutory Audit Fees Audit-Related Fees	5,259,692 431,191	2,313,944 408,633
Tax Compliance Fees	6,416,260	3,746,044
Other Tax Fees Other Fees	30,916 92,706	412,037 91,818

Total	14,517,198	8,548,330

Audit Fees relate to professional services rendered for audits of the Company’s annual consolidated financial statements, reviews of our interim consolidated financial statements for the first three quarters of the year. Statutory Audit Fees relate to statutory and stand-alone audits of certain of our subsidiaries. Audit-Related Fees relate to certification/attestation services. Tax Compliance Fees relate principally to fees associated with assistance in respect of tax compliance requirements in various jurisdictions and investment tax credit filings. Other Tax Fees relate to tax due diligence and tax structuring advisory services in support of mergers and acquisitions, divestiture and financing transactions. The Company regularly solicits bids from multiple service providers for tax compliance work and other tax services, and makes decisions based on factors such as expertise, capabilities and price. The time and effort required by service providers to understand the multitude of businesses owned by the Company is fairly extensive, thus developing long term relationships results in process efficiencies. Other Fees primarily relate to merger and acquisition advisory and due diligence services, cyber security detection and response assessments, and assistance with preparation and language translation of statutory and/or stand-alone financial statements of certain of our subsidiaries. The amounts indicated above are exclusive of related taxes.

Compensation, Nominating and Human Resources Committee (“CNHR”)

The CNHR committee ensures that we have a high caliber executive management team in place and a total compensation plan that is competitive, motivating and rewarding for participants. The committee also advises the Board in filling vacancies on the Board. The committee reviews and makes recommendations to the Board regarding the appointment of executive officers, and the establishment of, and any material changes to, executive compensation programs, including that of the President. This committee also reviews management succession plans and is responsible for overseeing employee compensation. A copy of the CNHR committee’s charter is attached to the Company’s most recently filed Management Information Circular.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as disclosed above under the heading “General Development of the Business – Acquisitions”, in the last three years, there were no material transactions in which any director, executive officer or person that beneficially owns or controls or directs more than 10% of the Common Shares or any affiliate thereof had an interest.

LEGAL PROCEEDINGS

We and our subsidiaries are engaged in legal proceedings from time to time, arising in the ordinary course of business. None of these actions, individually or in the aggregate, are expected to have a material adverse effect on our consolidated financial position or results of operations.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal transfer office in Toronto, Ontario.

INTERESTS OF EXPERTS

Names of Experts

The consolidated financial statements of the Company for the years ended December 31, 2022 and 2021 have been audited by KPMG LLP.

Interests of Experts

KPMG LLP are the external auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

CONFLICTS OF INTEREST

From time to time, the Company may invest in shares or other securities of publicly traded companies in which certain of our executive officers or directors may also own securities. While the Company is acquiring and holding securities of any such issuer, the Company’s executive officers and directors are prohibited from acquiring or selling securities of such issuer.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under equity compensation plans, where applicable, are contained in our Management Information Circular for our most recent annual meeting of shareholders that involved the election of directors, and additional financial information is provided in the Company’s comparative financial statements and management discussion and analysis for our most recently completed financial year.

Additional information about the Company is available on SEDAR at www.sedar.com.

APPENDIX A

CONSTELLATION SOFTWARE INC.

AUDIT COMMITTEE MANDATE

Responsibilities

Reporting to the Board of Directors, the Audit Committee shall be responsible for assisting in the Board of Directors’ oversight of the reliability and integrity of the accounting principles and practices, financial statements and other financial reporting, and disclosure practices followed by management of the Corporation and its subsidiaries. The Audit Committee shall also have oversight responsibility for

(i)	the qualifications, independence and performance of the independent auditors,

(ii)	the establishment by management of an adequate system of internal controls and

(iii)	the preparation by management of quarterly and annual financial statements and

(iv)	the maintenance by management of practices and processes to assure compliance with applicable laws.

Composition

The Committee shall be composed of not less than three Directors of the Corporation, all of whom are not officers or employees of the Corporation or any of its affiliates. Each member of the Committee shall be financially literate1 or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

Meetings

The committee shall meet in regular sessions at least four times each year; to review and recommend to the board approval of the financial statements for the first three quarters as well as the annual financial statements. Special meetings of the Committee may be called by the Chairman of the Board, any member of the Committee, or by the independent auditors. The independent auditors shall receive notice of every meeting of the Committee and the independent auditors are entitled to attend and participate in such meetings. Minutes of Committee meetings shall be prepared and be made available to the Board of Directors.

Nomination of Independent Auditors

The Board of Directors, after consideration of the recommendation of the Committee, shall nominate the independent auditors for appointment by the shareholders of the Corporation in accordance with applicable law. The independent auditors are ultimately accountable to the Committee and the Board of Directors as representatives of shareholders.

Specific Oversight Duties

In carrying out its responsibilities, the Committee shall have the following specific oversight duties:

I)	INDEPENDENT AUDITORS

a)

review, at least annually, the performance of the independent auditors, and annually recommend to the Board of Directors, for approval by the shareholders, the appointment of the independent auditors of the Corporation in accordance with the Act;

[1]	“Financially literate” shall mean that the Director is able to critically read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto.

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b)

engage in an active dialogue with the independent auditors on their independence from the Corporation, and where it is determined that independence no longer exists recommend that the Board of Directors take appropriate action;

c)

review and recommend to the Board of Directors for approval the terms of any annual audit engagement of the independent auditors, including the appropriateness of the proposed audit fees with respect to the engagement of the independent auditors for any audit related services;

d)	approve any non-audit services to be provided by the firm of the independent auditors;

e)	review and approve annually the overall scope of the independent auditors’ annual audit plan;

II)	INTERNAL CONTROLS

f)

periodically review the status and findings of the independent auditors’ audit plan and the adequacy of internal controls established by management and, where appropriate, make recommendations or reports thereon to the Board of Directors;

g)

understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses;

h)

annually, and at any time in response to a specific request by management or the independent auditors, meet separately with the relevant parties with respect to such matters as the effectiveness of the system of internal controls established by management, the adequacy of the financial reporting process, the quality and integrity of the financial statements, the evaluation of the performance of the independent auditor and any other matter that may be appropriate;

III)	FINANCIAL STATEMENTS

i)

review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements;

j)	review the quarterly and annual financial statements, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles;

k)

review significant changes in the accounting principles to be observed in the preparation of the accounts of the Corporation and its subsidiaries, or in their application, and in financial statement presentation;

l)

review and, following discussion with the independent auditors (following their review of the financial statements) and management, recommend to the Board of Directors, approval of unaudited quarterly and audited annual consolidated financial statements of the Corporation;

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IV)	COMPLIANCE WITH APPLICABLE LAWS

m)	review and monitor practices and procedures adopted by management to assure compliance with applicable laws, and, where appropriate, make recommendations or reports thereon to the Board of Directors;

Specific Issue Examinations

In discharging its duties and responsibilities, the Committee may direct that the independent auditors examine or consider a specific matter or area and report to the Committee on the findings of such examination. The Committee may direct the independent auditors or other party to perform supplemental reviews or audits as the Committee deems desirable.

Authority

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

•	Retain outside counsel, accountants or others to advise the committee or assist in the conduct of an investigation

•	Seek any information it requires from employees – all of whom are directed to cooperate with the committee’s request – or external parties

•	Meet with company officers, external auditors or outside counsel as necessary

Mandate Review

The Committee shall review and assess the adequacy of the Committee mandate annually, and recommend any proposed changes to the Board of Directors for approval.

Limitation of Responsibilities

While the Committee has the responsibilities and powers set forth in this mandate, it is not the duty of the Committee to plan or conduct audits, to determine that the Corporation’s financial statements are complete and accurate and are in accordance with International Financial Reporting Standards, or to design or implement an effective system of internal controls. Such matters are the responsibility of management and the independent auditors, as the case may be. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with applicable accounting standards, laws and regulations.

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